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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM 8-K

                             ---------------------

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): December 14, 2001

                             ---------------------

                           THE PROFIT RECOVERY GROUP
                              INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                             ---------------------

                        COMMISSION FILE NUMBER 000-28000

                   GEORGIA                                       58-2213805
       (State or other jurisdiction of                        (I.R.S. Employer
        incorporation or organization)                      Identification No.)

           2300 WINDY RIDGE PARKWAY                              30339-8426
               SUITE 100 NORTH                                   (Zip Code)
               ATLANTA, GEORGIA
   (Address of principal executive offices)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (770) 779-3900

       (Former name or former address, if changed since last report) N/A

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

                 THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On December 14, 2001, the Company consummated the sale of the stock of its French Taxation Services business, as well as certain notes payable due to the Company, to Chequers Capital, a Paris-based private equity firm. The sales price was determined pursuant to arms length negotiations. The transaction yielded gross sale proceeds of approximately $48.3 million. This transaction resulted in an estimated loss on the sale of approximately $54.0 million which will be recognized by the Company during the fourth quarter of 2001.

     As a result of the sale of its French Taxation Services business, the Company has reclassified its historical audited consolidated financial statements as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 and its historical unaudited condensed consolidated financial statements, as of September 30, 2001 and for the three and nine months ended September 30, 2001 and 2000 to reflect the former French Taxation Services business as discontinued operations. These consolidated financial statements and the accompanying, revised management's discussion and analysis ("MD&A) discussions are set forth in this Form 8-K, as indexed on this page.

                                     INDEX

ITEM 5.  OTHER EVENTS

                                                               PAGE
                                                               ----
Management's Discussion and Analysis of Financial Condition
  and Results of Operations for the Three and Nine Month
  Periods Ended September 30, 2001..........................     1
Management's Discussion and Analysis of Financial Condition
  and Results of Operations for each year in the Three Year
  Period Ended December 31, 2000............................    10
Forward Looking Statements..................................    17
Risk Factors................................................    18

ITEM 7.  FINANCIAL STATEMENTS AND OTHER EXHIBITS

     (a) Financial Statements

                                                               PAGE
                                                               ----
For the Quarter Ended September 30, 2001....................    26
For the Year Ended December 31, 2000........................    37
Schedule II -- Valuation Allowances.........................    64

     (b) Pro Forma Financial Information

     The Company's pro forma financial information contained in its proxy statement filed on December 11, 2001 is incorporated herein by reference.

     (c) Exhibits

ITEM 5.  OTHER EVENTS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2001

OVERVIEW

     The Profit Recovery Group International, Inc. and subsidiaries (the "Company") is a leading provider of recovery audit, expense containment and knowledge application services to large and mid-size businesses having numerous payment transactions with many vendors.

     In businesses with large purchase volumes and continuously fluctuating prices, some small percentage of erroneous overpayments to vendors is inevitable. Although these businesses process the vast majority of payment transactions correctly, a small number of errors do occur. In the aggregate, these transaction errors can represent meaningful "lost profits" that can be particularly significant for businesses with relatively narrow profit margins. The Company's trained, experienced industry specialists use sophisticated proprietary technology and advanced recovery techniques and methodologies to identify overpayments to vendors. In addition, these specialists review clients' current practices and processes related to procurement and other expenses in order to identify solutions to manage and reduce expense levels, as well as apply knowledge and expertise of industry best practices to assist clients in improving their business efficiencies.

RESULTS OF OPERATIONS

     The following table sets forth the percentage of revenues represented by certain items in the Company's Condensed Consolidated Statements of Operations (Unaudited) for the periods indicated:

                                                         THREE MONTHS     NINE MONTHS
                                                             ENDED           ENDED
                                                         SEPTEMBER 30,   SEPTEMBER 30,
                                                         -------------   -------------
                                                         2001    2000    2001    2000
                                                         -----   -----   -----   -----
STATEMENTS OF OPERATIONS DATA:
Revenues...............................................  100.0%  100.0%  100.0%  100.0%
Cost of revenues.......................................   54.5    53.4    53.7    53.5
Selling, general and administrative expenses...........   38.1    35.5    40.0    35.1
                                                         -----   -----   -----   -----
  Operating income.....................................    7.4    11.1     6.3    11.4
Interest (expense), net................................   (2.4)   (2.3)   (2.1)   (2.0)
                                                         -----   -----   -----   -----
  Earnings from continuing operations before income
     taxes and discontinued operations.................    5.0     8.8     4.2     9.4
Income taxes...........................................    2.2     3.9     1.8     4.1
                                                         -----   -----   -----   -----
  Earnings from continuing operations before
     discontinued operations...........................    2.8     4.9     2.4     5.3
Discontinued operations:
  Earnings (loss) from discontinued operations, net of
     income taxes and including cumulative effect of
     accounting change in 2000.........................    0.2     1.6    (0.7)  (12.0)
  Loss on disposal from discontinued operations
     including operating results for phase-out period,
     net of income taxes...............................  (50.3)     --   (16.7)     --
                                                         -----   -----   -----   -----
  Earnings (loss) from discontinued operations.........  (50.1)    1.6   (17.4)  (12.0)
                                                         -----   -----   -----   -----
     Net earnings (loss)...............................  (47.3)%   6.5%  (15.0)%  (6.7)%
                                                         =====   =====   =====   =====

THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2001 COMPARED TO CORRESPONDING PERIODS OF THE PRIOR YEAR

     Revenues. The Company's revenues consist principally of contractual percentages of overpayments recovered for clients. The Company's services from continuing operations are currently comprised of one operating segment: Accounts Payable Services.

     Revenues from continuing operations decreased 9.0% to $61.6 million in the third quarter of 2001, compared to $67.7 million in the third quarter of 2000. For the nine months ended September 30, 2001, revenues from continuing operations were $186.3 million or 2.1% lower than revenues from continuing operations of $190.3 million achieved in the corresponding period of 2000.

     Internationally, revenues from the Company's Accounts Payable Services operations increased slightly to $16.3 million in the third quarter of 2001, up from $16.1 million in the third quarter of 2000. Revenues from the international portion of the Company's Accounts Payable Services operations increased 3.0% to $45.7 million during the nine months ended September 30, 2001, up from $44.4 million in the comparable period of 2000. This growth in the international portion of the Company's Accounts Payable Services operations was driven by new clients and by an expansion of services to existing clients, with the majority of the growth generated in Europe, Asia and Canada. This increase was partially offset by a decrease in year-over-year revenues for Latin America primarily driven by volume falloff for one major account.

     Domestic revenues from continuing operations decreased 12.2% to $45.3 million in the third quarter of 2001, down from $51.6 million in the third quarter of 2000. For the first nine months of 2001, domestic revenues from continuing operations decreased 3.6% to $140.6 million, down from domestic revenues of $145.9 million during the comparable period of 2000. The decrease in both periods is primarily due to decreased revenues related to services provided to commercial clients. Services provided to commercial clients tend to be rotational in nature with different divisions of a given client often audited in pre-arranged annual sequences. Accordingly, revenues derived from a given client may change markedly from year-to-year depending on factors such as the size and nature of the client division under audit. During the three and nine months ended September 30, 2001, the Company experienced a higher percentage of audit starts from divisions that generate lower claim volumes compared to audit starts for the same period of the prior year. One of the elements of the Company's revenue recognition policy is that clients realize the economic benefit of claims generated by the Company before revenue can be recognized. These benefits are generally recognized through credits taken against existing accounts payable due to involved vendors or refunds received from those vendors. As a result of the events in the United States on September 11, 2001, the Company's domestic Accounts Payable Services operations had lower revenues during the quarter ended September 30, 2001, compared to the same period in 2000, as many clients experienced business interruptions that delayed them from recognizing the economic benefit of claims processed by the Company.

     Cost of Revenues. Cost of revenues consists principally of commissions paid or payable to the Company's auditors, based primarily upon the level of overpayment recoveries, and compensation paid to various types of hourly workers and salaried operational managers. Also included in cost of revenues are other direct costs incurred by these personnel including rental of non-headquarters offices, travel and entertainment, telephone, utilities, maintenance and supplies and clerical assistance.

     Cost of revenues as a percentage of revenues from continuing operations increased to 54.5% of revenues in the third quarter of 2001, up from 53.4% of revenues in the third quarter of 2000. Cost of revenues was 53.7% of revenues from continuing operations for the nine month period ended September 30, 2001, compared to 53.5% for the same period of 2000.

     Cost of revenues as a percentage of revenues in the international portion of the Company's Accounts Payable Services operations increased to 51.4% in the third quarter of 2001, up from 46.2% in the comparable period of 2000. For the international portion of the Company's Accounts Payable Services operations, cost of revenues as a percentage of international revenues for the nine months ended September 2001 were 52.8%, up from 50.7% for the comparable period of 2000. The increase in cost of revenues as a percentage of revenues for both the three and nine month periods was primarily driven by increased auditor headcount and infrastructure overhead costs as the Company prepares for anticipated future growth in international business.

     Domestically, for the three and nine month periods ended September 30, 2001, cost of revenues as a percentage of domestic revenues was fairly constant compared to the same periods of the prior year. Domestically, cost of revenues as a percentage of domestic revenues from continuing operations was 55.5% in the third quarter of 2001, in line with 55.6% for the comparable period of 2000. For the nine months ended September 30, 2001, domestic cost of revenues as a percentage of revenues from domestic continuing operations of 54.0% was a slight improvement, compared to 54.3% for the same period of 2000.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses include the expenses of sales and marketing activities, information technology services and the corporate data center, human resources, legal and accounting, administration, the impact of foreign currency transactions, headquarters-related depreciation of property and equipment and amortization of intangibles.

     Selling, general and administrative expenses, as a percentage of revenues from continuing operations increased to 38.1% in the third quarter of 2001, up from 35.5% in the third quarter of 2000. A portion of the quarter-over-quarter increase in selling, general and administrative expenses is due to increases in accounts receivable reserves partially offset by reduced personnel and marketing costs at the corporate level. For the nine months ended September 30, 2001, selling, general and administrative expenses as a percentage of revenues from continuing operations increased to 40.0%, up from 35.1% for the nine months ended September 30, 2000. A portion of the year-over-year increase in selling, general and administrative expenses is due to increases in accounts receivable reserves, the impact of foreign currency transaction losses, expenditures related to the implementation of the Company's strategic growth and realignment plan and increases in general expenses.

     Internationally, selling, general and administrative expenses as a percentage of international revenues from the Company's Accounts Payable Services increased to 26.5% in the third quarter of 2001, up from 22.2% in the third quarter of 2000, primarily due to increases in accounts receivable reserves, particularly in Europe and Latin America. For the nine months ended September 30, 2001, selling, general and administrative expenses as a percentage of international revenues increased to 28.0%, up from 22.4% for the same period of 2000 due primarily to increases in accounts receivable reserves, particularly in Europe and Latin America. Additionally, Latin America had an increase in personnel expenses related to increased headcount for support personnel.

     Domestically, excluding corporate overhead, selling, general and administrative expenses as a percentage of revenues from continuing operations were 24.4% in the third quarter of 2001, up from the 22.6% level during the same quarter of the prior year. For the nine months ended September 30, 2001, domestically, excluding corporate overhead, selling, general and administrative expenses as a percentage of revenues from continuing operations were 24.3%, compared to 22.5% for the same period of 2000. The increase in selling, general and administrative expenses on a quarter-over-quarter and a year-over-year basis were primarily due to increases in accounts receivable reserves related to the Company's domestic Accounts Payable Services operations.

     Corporate overhead selling, general and administrative expenses include the expenses of the corporate data center, human resources, legal and accounting, administration, currency translation, headquarters-related depreciation of property and equipment and amortization of intangibles. Corporate overhead selling, general and administrative expenses as a percentage of revenue from continuing operations was 13.2% in the third quarter of 2001, a slight increase from 12.9% in the third quarter of 2000. On an absolute basis, corporate overhead selling, general and administrative expenses were $8.1 million of for the three months ended September 30, 2001, down $0.6 million from the same period of 2000. The decrease was primarily due to cost savings that the Company has begun to realize as part of the implementation of our strategic growth and realignment plan offset slightly by the impact of foreign currency transaction losses. Corporate overhead selling, general and administrative expenses as a percentage of revenue from continuing operations increased to 14.8% for the nine months ended September 30, 2001, up from 12.7% for the comparable period of 2000. This increase is due in part to the impact of foreign currency transaction losses, consulting fees related to the implementation of the Company's strategic growth and realignment plan, and increases in general expenses such as property and sales taxes, insurance fees and professional services. The Company continues to incur corporate overhead expenses to support its discontinued operations and expects to do so until they are sold. Under accounting principles generally accepted in the United States of America, no allocation of general corporate overhead can be made to discontinued operations with the exception of applicable interest expense.

     In connection with acquired businesses, the Company has recorded intangible assets including goodwill and deferred non-compete costs. Amortization of these intangible assets totaled $2.1 million and $2.2 million in the third quarters of 2001 and 2000, respectively. For the nine month periods ended September 30, 2001 and 2000, amortization of these intangible assets totaled $6.4 million and $6.5 million, respectively.

     Operating Income. Operating income as a percentage of revenues from continuing operations was 7.4% in the third quarter of 2001, compared to 11.1% in the third quarter of 2000. For the nine months ended September 30, 2001, operating income as a percentage of revenues from continuing operations was 6.3%, compared to 11.4% during the comparable period of 2000.

     Internationally, operating income as a percentage of international revenues was 22.1% in the third quarter of 2001, down from 31.6% in the third quarter of 2000, for reasons outlined above. Operating income as a percentage of international revenues was 19.1% for the nine months ended September 30, 2001, down from 26.9% for the comparable period of 2000, for reasons outlined above.

     Domestically, operating income as a percentage of domestic revenues from continuing operations, excluding corporate overhead, decreased to 20.1% in the third quarter of 2001, down from 21.8% in the third quarter of 2000, for reasons outlined above. For the nine months ended September 30, 2001, domestically, operating income as a percentage of domestic revenues from continuing operations, excluding corporate overhead, decreased to 21.7%, compared to 23.2% for the comparable period of 2000, for reasons outlined above.

     Interest (Expense), Net. Interest (expense), net for the third quarter of 2001 was $(1.5) million, down from $(1.6) million in the third quarter of 2000. During the nine months ended September 30, 2001 and 2000, interest (expense), net was $(3.9) million up slightly from $(3.8) million for the same period of the prior year. Most of the Company's interest expense pertains to its $200.0 million senior credit facility with a banking syndicate. The Company makes periodic borrowings under its credit facility primarily to finance the cash portion of consideration paid for businesses it acquires (see Note G of Notes to Condensed Consolidated Financial Statements (Unaudited) included in this Form 8-K). Without these acquisitions, the Company's need for bank borrowings would have been minimal.

     Earnings From Continuing Operations Before Income Taxes and Discontinued Operations. Earnings from continuing operations before income taxes and discontinued operations as a percentage of total revenues were 5.0% in the third quarter of 2001, down from 8.8% in the third quarter of 2000. The decrease in earnings from continuing operations before income taxes and discontinued operations was the result of the factors noted above. As a percentage of total revenues, earnings from continuing operations before income taxes and discontinued operations were 4.2% for the nine months ended September 30, 2001, down from 9.4% in the same period of 2000. The decrease in earnings from continuing operations before income taxes and discontinued operations was the result of the factors noted above.

     Income Taxes. The provisions for income taxes for 2001 and 2000 consist of federal, state and foreign income taxes at the Company's effective tax rate which approximated 44% for both the three and nine months ended September 30, 2001 and 2000.

     Earnings (Loss) From Discontinued Operations. In March 2001, the Company formalized a strategic realignment initiative designed to enhance the Company's financial position and clarify its investment and operating strategy by focusing on its core Accounts Payable Services business. Under this strategic realignment initiative, the Company announced its intent to divest the following non-core businesses: Meridian within the former Taxation Services segment, the Logistics Management Services segment, the Communications Services segment and the Ship & Debit division within the Accounts Payable Services segment. The Company disposed of its Logistics Management Services segment in October 2001. Addition-ally, in December 2001, the Company disposed of its French Taxation Services business (see Notes B and I of Notes to Condensed Consolidated Financial Statements included in this Form 8-K).

     The Company recorded a loss from discontinued operations of $(30.9) million in the third quarter of 2001 compared to earnings of $1.1 million for the third quarter of 2000. For the nine months ended September 30, 2001, the Company generated a loss from discontinued operations of $(32.3) million. This compares to a loss from discontinued operations of $(22.8) million for the nine months ended September 30, 2000. Approximately $(26.1) million of the loss for the nine months ended September 30, 2000 was due to the Company's decision to retroactively change its method of accounting for revenue recognition for the Meridian and Ship & Debit divisions, in consideration of guidance issued by the Securities and Exchange Commission under Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" (See Note B of Notes to Condensed Consolidated Financial Statements (Unaudited) included in this Form 8-K).

     As required under accounting principles generally accepted in the United States of America, the Company has continually updated its assessment of the estimated gain (loss) on disposal from discontinued operations including operating results for the phase-out period, net of tax. Due to the negative impact of current economic conditions and other factors on the anticipated collective net proceeds from selling the discontinued operations, the Company concluded that there would be an estimated net loss of approximately $(31.0) million upon disposal of the discontinued operations. The Company recorded this one-time, non-cash, after tax charge during the third quarter of 2001. The components of the $(31.0) million one-time, non-cash, after tax charge are the net proceeds anticipated to be received upon the sale of the discontinued operations and net losses from discontinued operations, excluding the French Taxation Services business, for the nine months ended September 30, 2001. As required under accounting principles generally accepted in the United States of America, net losses from discontinued operations, excluding the French Taxation Services business, for the six months ended June 30, 2001 had been deferred since they were expected to be recovered upon ultimate sale of these businesses. Therefore, these losses have been included as part of the one-time, non-cash, after tax charge.

     If the Company does not divest the remaining non-core businesses by March 2002, their results may be reconsolidated with the results from continuing operations, for all periods presented.

     Weighted-Average Shares Outstanding -- Basic. The Company's weighted-average shares outstanding for purposes of calculating basic earnings per share were 48.4 million for the third quarter of 2001, down from 48.9 million for the third quarter ended September 30, 2000. This decrease was comprised primarily of outstanding shares repurchased in the open market under the Company's publicly announced share repurchase program in 2000, partially offset by restricted, unregistered shares issued by the Company in connection with the Groupe AP earnout (see Note B of Notes to Condensed Consolidated Financial Statements (Unaudited) included in this Form 8-K).

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by operating activities was $7.8 million during the nine months ended September 30, 2001, compared to net cash provided by operating activities of $13.2 million during the nine months ended September 30, 2000.

     Net cash used in investing activities was $3.4 million and $45.6 million during the nine months ended September 30, 2001 and 2000, respectively. Cash used in investing activities during the nine months ended September 30, 2001 and 2000 related primarily to additional purchase price consideration (earnout) paid to the former owners of Loder, Drew & Associates, Inc. (2000) (see Note G of Notes to Condensed Consolidated Financial Statements (Unaudited) included in this Form 8-K.)

     Net cash provided by financing activities was $2.3 million and $47.4 million during the nine months ended September 30, 2001 and 2000, respectively. The net cash provided by financing activities during the nine months ended September 30, 2001 related primarily to net cash proceeds from the issuance of common stock for the exercise of options and purchases of stock under the Company's employee stock purchase plan. The net cash provided by financing activities during the nine months ended September 30, 2000 related primarily to proceeds borrowed under the Company's $200.0 million credit facility. In April 2001, the Company borrowed $5.8 million under its credit facility to fund the remaining cash payment under the Groupe AP earnout. In total, the Company paid $7.3 million in cash and issued $4.8 million in shares of the Company's common stock related to the Groupe AP earnout. The Company borrowed $40.0 million under its credit facility in March 2000 and simultaneously paid this amount to the former owners of Loder Drew & Associates, Inc. The Company spent $18.6 million on the purchase of treasury shares mostly during the quarter ended September 30, 2000.

     Net cash used in discontinued operations was $16.0 million and $17.1 million during the nine months ended September 30, 2001 and 2000, respectively.

     The Company maintains a $200.0 million senior bank credit facility (as amended from time to time, the "Credit Agreement") that is syndicated between nine banking institutions led by Bank of America as agent for the group, collectively, the "Banks". The Credit Agreement has historically provided for a maximum borrowing capacity of $200.0 million. Subject to adherence to standard loan covenants, borrowings under the Credit Agreement are available for working capital, acquisitions of other companies in the recovery audit industry, capital expenditures and general corporate purposes.

     As of September 30, 2001, the Company was not in compliance with various financial ratio covenants contained in the Credit Agreement. These covenant violations were waived by a majority vote of the members of the Company's banking syndicate effective September 30, 2001 through the execution on November 9, 2001 of an amendment to the Credit Agreement. The amendment further served to re-establish and relax certain financial ratio covenants applicable to the fourth quarter of 2001 and each of the quarters of 2002. The amendment also prospectively increases interest rates and effectively limits the Company's borrowing capacity to $50.0 million after application of the net proceeds of the Company's convertible notes offering (discussed below) and provides for additional mandatory reductions in amounts outstanding under the Credit Agreement equal to the net cash proceeds from (a) future sales of discontinued operations and (b) any future issuance of debt or equity securities. After a portion of the net proceeds from the Company's December 14, 2001 sale of its French Taxation Services business (as discussed below) are applied there will be no amounts outstanding under the Company's Credit Agreement.

     On November 26, 2001, the Company closed on a $95.0 million offering of its 4 3/4% convertible subordinated notes due 2006. The Company issued an additional $15.0 million of the notes on December 3, 2001, and on December 4, 2001, the initial purchasers of the notes issued on November 26, 2001 purchased an additional $15.0 million of the notes to cover over allotments, bringing to $125.0 million the aggregate amount issued. The Company received net proceeds from the offering of approximately $121.4 million. The proceeds of the notes were used to pay down the Company's outstanding balance under the Credit Agreement.

     The notes are convertible into the Company's common stock at a conversion price of $7.74 per share, which is equal to a conversion rate of 129.1990 shares per $1,000 principal amount of notes, subject to adjustment. The Company may redeem some or all of the notes at any time on or after November 26, 2004 at a redemption price of $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest, if prior to the redemption date the closing price of the Company's common stock has exceeded 140% of the then conversion price for at least twenty trading days within a period of thirty consecutive days ending on the trading date before the date of mailing of the optional redemption notice.

     The Company currently anticipates that it will satisfy the revised financial ratio covenants of the Credit Agreement for at least the next four calendar quarters. No assurances can be provided that financial ratio covenant violations of the Credit Agreement will not occur in the future or that, if such violations occur, that the Banks will not elect to pursue their contractual remedies under the Credit Agreement, including requiring the immediate repayment in full of all amounts then outstanding. There can also be no assurance that the Company can secure adequate or timely replacement financing to repay its Banks in the event of an unanticipated repayment demand.

     On December 11, 2001, the Company signed a amended and restated agreement to acquire substantially all the assets of Howard Schultz & Associates International, Inc. (HS&A), an international recovery auditing firm serving retailers, distributors, wholesalers and other transaction-intensive companies, and substantially all of the equity of certain affiliates. Under the terms of the agreement, based on the average of the closing price of the Company's common stock for the five days ended December 6, 2001 of $7.764, the Company expects to issue approximately 15.0 million shares of its common stock and expects to issue options to purchase up to 1.7 million shares of common stock in connection with the assumption of certain outstanding HS&A options. The Company expects to assume between $59.7 million and $69.5 million of HS&A net debt and may be required to immediately repay some or all of this debt.

     The Company has held extensive discussions with the nine members of its banking syndicate concerning the acquisition of HS&A. The Credit Agreement, as amended, provides that a two-thirds majority of the banks in the syndicate must approve the HS&A acquisition. As a result of these discussions with the members of the Company's current banking syndicate, the Company believes that it will be unable to obtain the consent of at least two-thirds of the members of the syndicate required in order to complete the proposed acquisition. The Company is therefore negotiating a new senior credit facility, the proceeds of which the Company will utilize to repay certain indebtedness of HS&A and fund various merger and integration costs related to the proposed acquisition. The Company expects to obtain a new senior credit facility with a borrowing capacity of up to $75.0 million, with tiered interest based on either prime or LIBOR and a term of at least three years, secured by all of the Company's assets. Aggregate outstanding borrowing may be limited to a percentage of eligible receivables. The Company will not complete the proposed HS&A acquisition unless a senior credit facility with terms substantially equivalent to those described above, with immediate borrowing availability of at least $30.0 million and with interest rates substantially equivalent to or more favorable to the Company than those of its current credit agreement, is in place as of or prior to the closing of the proposed acquisition.

     As indicated elsewhere in this Form 8-K, the Company is continuing its efforts to sell the remaining discontinued operations. Owing to the separate and distinct nature of each business to be divested, the Company and its advisors determined that the Company would be unlikely to sell all of these businesses as a whole to one buyer. As a result, during the last several months, the Company has been engaged in independent divestiture processes for each of these businesses. On October 30, 2001, the Company completed the sale of its Logistics Management Services segment for approximately $13.0 million. The Company received initial gross proceeds from the sale of approximately $10.0 million, and the Company may receive up to an additional $3.0 million payable in the form of a revenue-based royalty over the next four years. The other discontinued operations currently remain for sale. However, if current difficult market conditions continue such that there is further erosion in the expected net proceeds, the Company, in consultation with its advisors, may in the future conclude that the sale of the remaining discontinued operations is no longer advisable and may revisit the decision to sell some or all of these businesses.

     On December 3, 2001, the Company entered into an agreement, subject to approval of the Company's board of directors, to sell its French Taxation Services business for approximately 352 million French francs. On December 10, 2001, the executive committee of the Company's board of directors ratified the agreement and authorized the sale of the Company's French Taxation Services business. On December 14, 2001, the Company consummated the sale of the French Taxation Services business and received gross proceeds of approximately $48.3 million which will result in a net loss on the transaction of approximately $54.0 million in the fourth quarter of 2001.

     Through September 30, 2001, the Company acquired 23 recovery audit firms. The Company intends to significantly limit future business acquisitions to those having compelling strategic importance such as HS&A. There can be no assurance, however, that the Company will be successful in consummating further acquisitions due to factors such as receptivity of potential acquisition candidates and valuation issues.

     The Company believes that the proposed new senior credit facility discussed above (if and when obtained), plus the Company's current cash on hand and cash expected to be generated from operations will be sufficient to enable it to finance the cash requirements of the HS&A purchase and integration, and meet the Company's working capital and capital expenditure requirements through December 31, 2002.

NEW ACCOUNTING STANDARDS

     In October 2001, the Financial Accounting Standards Board (the "FASB") issued Statement ("SFAS") No. 144, "Accounting for the Impairment of Disposal of Long-Lived Assets". SFAS No. 144 establishes a single accounting model for impairment or disposal of long-lived assets. The Company is required to adopt the provisions of SFAS No. 143 for fiscal years beginning after December 15, 2001. The Company is in the process of determining the impact, if any, of adopting SFAS No. 144.

     In August 2001, the FASB issued Statement SFAS No. 143, "Accounting for Asset Retirement Obligations", which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement.

     The Company is required to adopt the provisions of SFAS No. 143 for the quarter ending March 31, 2003. To accomplish this, the Company must identify all legal obligations for asset retirement obligations, if any, and determine the fair value of these obligations on the date of adoption. The determination of fair value is complex and will require the Company to gather market information and develop cash flow models. Additionally, the Company will be required to develop processes to track and monitor these obligations. Because of the effort necessary to comply with the adoption of Statement No. 143, it is not practicable for management to estimate the impact of adopting this Statement at the date of this report.

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet in order to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 will require that goodwill as well as intangible assets with indefinite useful lives no longer be amortized, but instead these assets must be tested for impairment at least annually in accordance with SFAS No. 142 guidance. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of".

     The Company is required to adopt the provisions of SFAS No. 141 immediately and SFAS No. 142 effective January 1, 2002. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-SFAS No. 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of SFAS No. 142.

     SFAS No. 141 will require upon adoption of SFAS No. 142, that the Company evaluate its existing intangible assets and goodwill that were acquired in a prior purchase business combination, and to make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill. Upon adoption of SFAS No. 142, the Company will be required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

     In connection with the transitional goodwill impairment evaluation, SFAS No. 142 will require the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Company will then have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and the Company must perform the second step of the transitional impairment test. In the second step, the Company must compare the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of it assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No. 141, to its carrying amount, both of which would be measured as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company's statement of earnings.

     Excluding the currently unknown purchase price allocation effect of the Company's planned acquisition of HS&A, the Company expects to have unamortized goodwill on January 1, 2002 (the date on which the Company is required to adopt SFAS No. 142) of approximately $160.5 million (at current exchange rates as of September 30, 2001) which will be subject to the transition provisions of SFAS Nos. 141 and 142. Amortization expense related to goodwill was $5.8 million and $7.8 million for the nine months ended September 30, 2001, and the year ended December 31, 2000, respectively. Because of the extensive effort needed to comply with adopting Statements 141 and 142, it is not practicable to reasonably estimate the impact of adopting these Statements on the Company's financial statements at the date of this report, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR EACH YEAR IN THE THREE YEAR PERIOD ENDED DECEMBER 31, 2000

OVERVIEW

     The Profit Recovery Group International, Inc. and subsidiaries (the "Company") is a leading provider of recovery audit, expense containment and knowledge application services to large and mid-size businesses having numerous payment transactions with many vendors.

     In businesses with large purchase volumes and continuously fluctuating prices, some small percentage of erroneous overpayments to vendors is inevitable. Although these businesses process the vast majority of payment transactions correctly, a small number of errors do occur. In the aggregate, these transaction errors can represent meaningful "lost profits" that can be particularly significant for businesses with relatively narrow profit margins. The Company's trained, experienced industry specialists use sophisticated proprietary technology and advanced recovery techniques and methodologies to identify overpayments to vendors and tax authorities. In addition, these specialists review clients' current practices and processes related to procurement and other expenses in order to identify solutions to manage and reduce expense levels, as well as apply knowledge and expertise of industry best practices to assist clients in improving their business efficiencies.

RESULTS OF OPERATIONS

     The following table sets forth the percentage of revenues represented by certain items in the Company's Consolidated Statements of Operations for the periods indicated:

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               2000      1999      1998
                                                              ------    ------    ------
STATEMENTS OF OPERATIONS DATA:
Revenues....................................................  100.0%    100.0%    100.0%
Cost of revenues............................................   54.6      53.6      53.8
Selling, general and administrative expenses................   39.4      32.0      33.7
                                                              -----     -----     -----
  Operating income..........................................    6.0      14.4      12.5
Interest (expense), net.....................................   (2.1)     (0.9)     (0.2)
                                                              -----     -----     -----
  Earnings from continuing operations before income taxes,
     discontinued operations and cumulative effect of
     accounting change......................................    3.9      13.5      12.3
Income taxes................................................    1.7       5.5       4.5
                                                              -----     -----     -----
  Earnings from continuing operations before discontinued
     operations and cumulative effect of accounting
     change.................................................    2.2       8.0       7.8
Discontinued operations:
  Earnings (loss) from discontinued operations, net of
     income taxes...........................................  (17.5)      3.1       0.3
  Gain (loss) on disposal from discontinued operations
     including operating results for phase out period, net
     of income taxes........................................     --        --        --
                                                              -----     -----     -----
  Earnings (loss) from discontinued operations..............  (17.5)      3.1       0.3
                                                              -----     -----     -----
  Earnings (loss) before cumulative effect of accounting
     change.................................................  (15.3)     11.1       8.1
Cumulative effect of accounting change......................     --     (11.8)       --
                                                              -----     -----     -----
          Net earnings (loss)...............................  (15.3)%    (0.7)%     8.1%
                                                              =====     =====     =====

2000 COMPARED TO 1999

     Revenues. The Company's revenues consist principally of contractual percentages of overpayments recovered for clients. The Company's services from continuing operations are currently comprised of one operating segment: Accounts Payable Services (see Note 13 of Notes to Consolidated Financial Statements included in this Form 8-K).

     Revenues from continuing operations increased 3.5% to $255.1 million in 2000, up from $246.4 million in 1999.

     Revenues from the international portion of the Company's Accounts Payable Services operations increased 31.3% to $61.0 million in 2000, up from $46.4 million in 1999. This growth in the Accounts Payable Services operations was driven by new clients and by an expansion of services to existing clients, with the majority of the growth generated in Europe and Latin America.

     Domestic revenues from continuing operations decreased 2.9% to $194.1 million in 2000, down from $199.9 million in 1999. This decrease was driven by various factors in 2000, including delays or shifts in certain audit starts due to client-specific factors, certain clients that filed bankruptcy, longer than anticipated client recovery of overpayments for certain categories of recoveries, and shortfalls in execution of sales strategies to drive revenue generation.

     Cost of Revenues. Cost of revenues consists principally of commissions paid or payable to the Company's auditors based primarily upon the level of overpayment recoveries, and compensation paid to various types of hourly workers and salaried operational managers. Also included in cost of revenues are other direct costs incurred by these personnel including rental of non-headquarters offices, travel and entertainment, telephone, utilities, maintenance and supplies and clerical assistance.

     Cost of revenues as a percentage of revenues from continuing operations increased to 54.6% of revenues in 2000, up from 53.6% of revenues in 1999.

     Internationally, cost of revenues as a percentage of international revenues from continuing operations improved to 51.0% in 2000, down from 55.7% in 1999. This year-over-year reduction in the cost of revenues as a percentage of revenues was primarily driven by improvements in the cost structure of the Company's international operations, most notably in the European and Asia operations.

     Domestically, cost of revenues as a percentage of domestic revenues from continuing operations increased to 55.8% in 2000, up from 53.1% in 1999. This increase was principally driven by an increase in cost of revenues both as a percentage of revenues and on an absolute basis in the domestic commercial Accounts Payable Services operations, while revenues during this same period were lower. Cost of revenues as a percentage of domestic revenues from continuing operations and on an absolute basis was comparable for 2000 as compared to 1999.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses include the expenses of sales and marketing activities, information technology services and the corporate data center, human resources, legal and accounting, administration, headquarters-related depreciation of property and equipment and amortization of intangibles.

     Selling, general and administrative expenses, as a percentage of revenues from continuing operations increased to 39.4% in 2000, up from 32.0% in 1999. A significant portion of this year-over-year increase was due to non-recurring charges incurred by the Company during the fourth quarter of 2000 of approximately $6.4 million consisting of: employee terminations, elimination of duplicate facilities, accounts receivable write-offs, and the write-down of certain property and equipment. In addition, a portion of the year-over-year increase in selling, general and administrative expenses is due to expenditures resulting from the Company's investment in infrastructure to support anticipated future growth, research and development costs related to the Company's e-Commerce business initiatives, and costs incurred in connection with the Company's branding initiatives.

     Internationally, selling, general and administrative expenses as a percentage of revenues from continuing operations decreased slightly to 22.5% in 2000, down from 23.2% in 1999.

     Domestically, excluding corporate overhead, selling, general and administrative expenses as a percentage of revenues from continuing operations increased to 23.9% in 2000, up from 20.4% in 1999. This increase is attributable to an increase in overhead support dedicated to the Accounts Payable Services business operations.

     Corporate selling, general, and administrative expenses as a percentage of revenue from continuing operations increased to 15.8% in 2000, up from 11.1% in 1999. This increase is attributed to certain non-recurring charges outlined above.

     In August 1999, the Company acquired PRS International, Ltd. ("PRS") in a transaction accounted for as a pooling-of-interest. Costs incurred to combine the operations of PRS with the Company's existing Accounts Payable Services business resulted in a non-recurring, restructuring charge of $1.1 million to provide for certain employee severance payments and the costs of closing duplicate office facilities.

     In connection with acquired businesses, the Company has recorded intangible assets including goodwill and deferred non-compete costs. Amortization of these intangible assets totaled $8.6 million in 2000 and $8.2 million in 1999.

     Operating Income. Operating income as a percentage of revenues from continuing operations decreased to 6.0% in 2000, down from 14.4% in 1999. Internationally, operating income as a percentage of revenues from continuing operations from international Accounts Payable Services improved to 26.5% in 2000, up from 21.2% in 1999, primarily due to strong revenue growth and a reduction in cost of revenues. Domestically, operating income as a percentage of revenues from continuing operations, excluding corporate overhead, decreased to 20.3% in 2000, down from 26.5% in 1999 for reasons outlined above.

     Interest (Expense), Net. Interest (expense), net for 2000 was $5.3 million, up from $2.2 million in 1999. Most of the Company's interest expense pertains to its $200.0 million senior credit facility with a banking syndicate. The Company makes periodic borrowings under its credit facility primarily to finance the cash portion of consideration paid for businesses it acquires (see Notes 2 and 10 of Notes to Consolidated Financial Statements included in this Form 8-K). Without these acquisitions, the Company's need for bank borrowings would have been minimal.

     Earnings From Continuing Operations Before Income Taxes, Discontinued Operations and Cumulative Effect of Accounting Change. Earnings from continuing operations before income taxes, discontinued operations and cumulative effect of accounting change decreased 70.0% to $10.0 million in 2000, down from $33.3 million in 1999. As a percentage of total revenues, earnings from continuing operations before income taxes, discontinued operations and cumulative effect of accounting change were 3.9% in 2000 and 13.5% in 1999.

     Income Taxes. The provisions for income taxes for 2000 and 1999 consist of federal, state and foreign income taxes at the Company's effective tax rate which approximated 44% in 2000 and 41% in 1999. Effective tax rates for 2000 are higher than 1999 as a result of non-deductible losses incurred at some of the Company's international subsidiaries.

     Earnings (Loss) From Discontinued Operations. In March 2001, the Company formalized a strategic realignment initiative designed to enhance the Company's financial position and clarify its investment and operating strategy by focusing on its core Accounts Payable Services business. Under this strategic realignment initiative, the Company announced its intent to divest the following non-core businesses: Meridian within the former Taxation Services segment, the Logistics Management Services segment, the Communications Services segment and the Ship & Debit division within the Accounts Payable Services segment. The Company disposed of its Logistics Management Services segment in October 2001. Additionally, in December 2001, the Company disposed of its French Taxation Services business (see Note 2 of Notes to Consolidated Financial Statements included in this Form 8-K).

     Earnings (loss) from discontinued operations decreased by $52.5 million from earnings of $7.8 million in 1999 to a loss of $44.7 million in 2000. Approximately $26.1 million of this year-over-year decline was due to the Company's decision to retroactively change its method of accounting for revenue recognition for the Meridian and Ship & Debit divisions, in consideration of guidance issued by the Securities and Exchange Commission under Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101") (See
Note 2 of Notes to Consolidated Financial Statements included in this Form 8-K). Additionally, the Company recognized an after tax non-recurring goodwill impairment charge of approximately $19.2 million to adjust the net book value of the goodwill contained within the Communications and French Taxation Services segments.

     If the Company does not divest the remaining non-core businesses prior to March 2002, their results may be reconsolidated with the results from continuing operations for all periods presented.

     Weighted-Average Shares Outstanding -- Basic. The Company's weighted-average shares outstanding for purposes of calculating basic earnings per share increased to 48.9 million for 2000, up from 47.5 million for 1999. This increase was comprised primarily of (i) registered, unregistered shares issued by the Company in connection with acquisitions of various companies in 2000 and 1999 (ii) unregistered shares issued by the Company in liquidation of Meridian's shareholder loans in 1999 and reduced by (iii) outstanding shares repurchased in the open market under the Company's publicly announced share repurchase program in 2000 (see Notes 2, 8 and 10 of Notes to Consolidated Financial Statements included in this Form 8-K).

1999 COMPARED WITH 1998

     As indicated in Note 1(a) and elsewhere in the Notes to Consolidated Financial Statements included in this Form 8-K, the Company chose during its quarter ended June 30, 1999, retroactive to January 1, 1999, to recognize revenue for the substantial majority of its operations when it invoices clients for its fee. In accordance with the applicable requirements of accounting principles generally accepted in the United States of America, the consolidated financial statements for periods prior to 1999 have not been restated. AS A RESULT, CERTAIN FINANCIAL STATEMENT ACCOUNTS FOR 1999 WILL NOT BE DIRECTLY COMPARABLE TO CORRESPONDING AMOUNTS FOR 1998 AND PRIOR YEARS.

     As further indicated in Notes 1(a) and 2 and elsewhere in the Notes to Consolidated Financial Statements included in this Form 8-K, during August 1999, the Company acquired Meridian and PRS. This acquisition was accounted for as a pooling-of-interests. Accordingly, the Company's previously reported consolidated financial statements for all prior periods have been retroactively restated, as required under accounting principles generally accepted in the United States of America, to include the operations of Meridian and PRS.

     Revenues. Revenues from continuing operations increased 36.2% to $246.4 million in 1999, up from $180.9 million in 1998. This year-over-year increase of $65.5 million was driven by similar revenue growth on a percentage basis for both domestic and international operations.

     Internationally, revenues increased 37.9% in the international component of the Accounts Payable Services segment to $46.4 million in 1999, up from $33.7 million in 1998. This increase was driven primarily by internal growth resulting from both new clients and additional revenues from existing clients.

     Domestic revenues from continuing operations increased 35.8% to $199.9 million in 1999, up from $147.2 million in 1998. Domestic revenue growth in 1999 was driven by a combination of revenues from Accounts Payable companies acquired during 1998 under the purchase method of accounting (Loder, Drew & Associates, and Robert Beck and Associates, Inc. -- see Note 10 of Notes to Consolidated Financial Statements included in this Form 8-K), and internal growth resulting from both new clients and additional revenues from existing clients.

     Cost of Revenues. Cost of revenues as a percentage of revenues from continuing operations decreased slightly to 53.6% of revenues in 1999, down from 53.8% of revenues in 1998.

     Internationally, cost of revenues as a percentage of international Accounts Payable revenues from continuing operations increased to 55.7% in 1999, up from 50.0% in 1998. This higher cost of revenues as a percentage of revenue was primarily due to increased auditor management costs associated with geographic business expansion.

     Domestically, cost of revenues as a percentage of revenue from continuing operations decreased to 53.1% in 1999, down from 54.6% in 1998. This decrease on a percentage basis was driven primarily by an improvement in cost of revenues as a percentage of revenue in the Company's domestic retail/wholesale Accounts Payable portion of its Accounts Payable Services segment. Cost of revenues as a percentage of revenues in the domestic Commercial Accounts Payable business was slightly higher in 1999 when compared to 1998.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses as a percentage of revenues from continuing operations decreased to 32.0% in 1999, down from 33.7% in 1998.

     Internationally, selling, general and administrative expenses as a percentage of international Accounts Payable Services revenues from continuing operations decreased to 23.2% in 1999, down from 35.3% in 1998. This improvement related principally to fixed cost elements being spread over a growing revenue base.

     Domestically, excluding corporate overhead, selling, general and administrative expenses as a percentage of revenues from continuing operations increased to 20.4% in 1999, up from 19.7% in 1998. This rise in costs was driven by an increase in domestic retail Accounts Payable Services selling, general, and administrative expenses in 1999 from 1998, offset to some extent by a decrease in domestic commercial Accounts Payable Services selling, general, and administrative expenses.

     Corporate selling, general, and administrative expenses as a percentage of revenues from continuing operations were 11.1% in 1999 and 1998.

     In August 1999, the Company acquired PRS in a transaction accounted for as a pooling-of-interest. Costs incurred to combine the operations of PRS with its existing Accounts Payable Services business resulted in a non-recurring, restructuring charge of $1.1 million to provide for certain employee severance payments and the costs of closing duplicate office facilities.

     In connection with acquired businesses, the Company has recorded intangible assets including goodwill and deferred non-compete costs. Amortization of these intangible assets totaled $8.2 million in 1999 and $5.8 million in 1998.

     Operating Income. Operating income as a percentage of revenues from continuing operations increased to 14.4% in 1999, up from 12.5% in 1998. Internationally, operating income as a percentage of revenues from continuing operations improved to 21.2% in 1999, up from 14.7% in 1998, as a result of improvements in operating income in international Accounts Payable Services for reasons outlined above.

     Domestically, operating income as a percentage of revenues from continuing operations, excluding corporate overhead, improved slightly to 26.5% in 1999, up from 25.7% in 1998, driven by an improvement in operating income for domestic commercial Accounts Payable for reasons outlined above.

     Interest (Expense), Net. Interest (expense), net for 1999 was $2.2 million, up from $0.4 million in 1998. Most of the Company's interest expense pertains to its $200.0 million senior credit facility with a banking syndicate. The Company makes periodic borrowings under its credit facility primarily to finance the cash portion of consideration paid for businesses it acquires (see Notes 2 and 10 of Notes to Consolidated Financial Statements included in this Form 8-K). Without these acquisitions, the Company's need for bank borrowings would have been minimal.

     Earnings From Continuing Operations Before Income Taxes, Discontinued Operations and Cumulative Effect of Accounting Change. Earnings from continuing operations before income taxes, discontinued operations and cumulative effect of accounting change increased 49.0% to $33.3 million in 1999, up from $22.3 million in 1998. As a percentage of total revenues, earnings from continuing operations before income taxes, discontinued operations and cumulative effect of accounting change were 13.5% in 1999 and 12.3% in 1998.

     Income Taxes. The provisions for income taxes for 1999 and 1998 consist of federal, state and foreign income taxes at the Company's effective tax rate which approximated 41% in 1999 and 37% in 1998. Effective tax rates in 1999 are higher than 1998 as a result of business acquisition transactions.

     Earnings (Loss) From Discontinued Operations. Earnings (loss) from discontinued operations improved by $7.2 million from earnings of $0.6 million in 1998 to earnings of $7.8 million in 1999. A substantial portion of this year-over-year increase was attributable to acquisitions that the Company completed in 1999 related to both the Communications Services and the Logistics Management Services segments.

     If the Company does not divest the remaining non-core businesses by March 2002, their results may be reconsolidated with the results from continuing operations, for all periods presented.

     Weighted-Average Shares Outstanding -- Basic. The Company's weighted-average shares outstanding for purposes of calculating basic earnings per share increased to 47.5 million for 1999, up from 39.2 million for

1998. This increase related primarily to 4.1 million common shares issued in a public offering in January 1999 and common shares issued in connection with acquisitions of various companies in 1999 and 1998 (see Notes 2, 8 and 10 of Notes to Consolidated Financial Statements included in this Form 8-K).

QUARTERLY RESULTS

     The following tables set forth certain unaudited quarterly financial data for each of the Company's last eight quarters. The information has been derived from unaudited Consolidated Financial Statements that, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such quarterly information. The operating results for any quarter are not necessarily indicative of the results to be expected for any future period.

                                                        2000 QUARTER ENDED                        1999 QUARTER ENDED
                                             ----------------------------------------   ---------------------------------------
                                             MAR. 31    JUNE 30   SEPT. 30   DEC. 31    MAR. 31    JUNE 30   SEPT. 30   DEC. 31
                                             --------   -------   --------   --------   --------   -------   --------   -------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...................................  $ 57,528   $65,038   $67,721    $ 64,823   $ 50,245   $62,404   $67,937    $65,792
Cost of revenues...........................    31,749    33,837    36,150      37,694     29,072    34,534    32,115     36,394
Selling, general and administrative
  expenses.................................    22,291    20,564    24,012      33,568     18,351    18,748    22,865     18,793
                                             --------   -------   -------    --------   --------   -------   -------    -------
Operating income (loss)....................     3,488    10,637     7,559      (6,439)     2,822     9,122    12,957     10,605
Interest (expense), net....................      (764)   (1,409)   (1,589)     (1,508)      (330)     (553)     (652)      (699)
                                             --------   -------   -------    --------   --------   -------   -------    -------
Earnings (loss) from continuing operations
  before income taxes, discontinued
  operations and cumulative effect of
  accounting change........................     2,724     9,228     5,970      (7,947)     2,492     8,569    12,305      9,906
Income tax expense (benefit)...............     1,199     4,060     2,627      (3,497)     1,022     3,513     5,045      4,062
                                             --------   -------   -------    --------   --------   -------   -------    -------
Earnings (loss) from continuing operations
  before discontinued operations and
  cumulative effect of accounting change...     1,525     5,168     3,343      (4,450)     1,470     5,056     7,260      5,844
Earnings (loss) from discontinued
  operations...............................   (25,321)    1,480     1,086     (21,959)    (2,316)    5,200    (4,179)     9,101
                                             --------   -------   -------    --------   --------   -------   -------    -------
Earnings (loss) before cumulative effect of
  accounting change........................   (23,796)    6,648     4,429     (26,409)      (846)   10,256     3,081     14,945
Cumulative effect of accounting change.....        --        --        --          --    (29,195)       --        --         --
                                             --------   -------   -------    --------   --------   -------   -------    -------
        Net earnings (loss)................  $(23,796)  $ 6,648   $ 4,429    $(26,409)  $(30,041)  $10,256   $ 3,081    $14,945
                                             ========   =======   =======    ========   ========   =======   =======    =======
Basic earnings (loss) per share:
Earnings (loss) from continuing operations
  before discontinued operations and
  cumulative effect of accounting change...  $   0.03   $  0.10   $  0.07    $  (0.10)  $   0.03   $  0.11   $  0.15    $  0.12
Earnings (loss) from discontinued
  operations...............................     (0.51)     0.03      0.02       (0.46)     (0.05)     0.11     (0.08)      0.19
Cumulative effect of accounting change.....        --        --        --          --      (0.63)       --        --         --
                                             --------   -------   -------    --------   --------   -------   -------    -------
        Net earnings (loss)................  $  (0.48)  $  0.13   $  0.09    $  (0.56)  $  (0.65)  $  0.22   $  0.07    $  0.31
                                             ========   =======   =======    ========   ========   =======   =======    =======
Diluted earnings (loss) per share:
Earnings (loss) from continuing operations
  before discontinued operations and
  cumulative effect of accounting change...  $   0.03   $  0.10   $  0.07    $  (0.10)  $   0.03   $  0.10   $  0.14    $  0.11
Earnings (loss) from discontinued
  operations...............................     (0.50)     0.03      0.02       (0.46)     (0.05)     0.11     (0.08)      0.18
Cumulative effect of accounting change.....        --        --        --          --      (0.61)       --        --         --
                                             --------   -------   -------    --------   --------   -------   -------    -------
        Net earnings (loss)................  $  (0.47)  $  0.13   $  0.09    $  (0.56)  $  (0.63)  $  0.21   $  0.06    $  0.29
                                             ========   =======   =======    ========   ========   =======   =======    =======

     The Company has experienced and expects to continue to experience significant seasonality in its business. The Company typically realizes higher revenues and operating income in the last two quarters of its fiscal year. This trend reflects the inherent purchasing and operational cycles of the Company's clients. Should the Company not continue to realize increased revenues in future third and fourth quarter periods, profitability for any affected quarter and the entire year could be materially and adversely affected due to ongoing selling, general and administrative expenses that are largely fixed over the short term.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by operating activities was $31.1 million in 2000, $2.9 million in 1999 and $14.6 million in 1998. The 2000 improvement related in part to increased managerial emphasis on client billings and cash collections.

     Net cash used in investing activities was $48.2 million in 2000, $50.9 million in 1999 and $112.0 million in 1998. During 2000 and 1999, the Company spent $40.0 million and $33.3 million, respectively, as the cash portion of consideration paid to acquire various recovery audit firms.

     Net cash provided by financing activities was $46.3 million in 2000, $86.5 million in 1999 and $126.4 million in 1998. As discussed in Note 8 of Notes to Consolidated Financial Statements included in this Form 8-K, the Company completed underwritten follow-on stock offerings in January 1999 and March 1998.

     Net cash used in discontinued operations was $26.6 million in 2000, $44.1 million in 1999 and $22.6 million in 1998. During 2000, 1999 and 1998, the Company spent $27.8 million, $40.9 million and $18.0 million, respectively, as the cash portion of consideration paid to acquire various recovery audit firms that are currently designated as discontinued operations.

     As discussed in Note 10 of Notes to Consolidated Financial Statements included in this Form 8-K, at December 31, 1999, the Company recorded $40.0 million as accrued business acquisition consideration. Additionally, as of December 31, 1999 the Company accrued $5.0 million of business acquisition consideration as a component of net assets of discontinued operations on its Consolidated Balance Sheet in connection with an acquired recovery audit firm. $44.0 million was borrowed under the Company's credit facility in 2000 and simultaneously paid to the prior owners of these two firms.

     For additional information on liquidity and capital resources, see expanded discussion on page 5.

                           FORWARD LOOKING STATEMENTS

     Some of the information in this Form 8-K contains forward-looking statements which look forward in time and involve substantial risks and uncertainties. All statements that cannot be assessed until the occurrence of a future event or events should be considered forward-looking. These statements are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. Such statements include, without limitation, the following:

     - statements that contain projections of the Company's future results of operations or of the Company's financial condition;

     - statements as to the adequacy of the Company's current working capital and anticipated financing arrangements and expectations regarding the Company's ability to obtain replacement financing;

     - statements as to the Company's ability to comply with the financial ratio covenants of its Credit Agreement, as amended; and

     - statements regarding the expected timing to accomplish the Company's announced divestitures and acquisition.

     THERE MAY BE EVENTS IN THE FUTURE, HOWEVER, THAT WE ARE NOT ACCURATELY ABLE TO PREDICT OR OVER WHICH WE HAVE NO CONTROL. THE RISK FACTORS LISTED UNDER THE HEADING "RISK FACTORS" AS WELL AS ANY CAUTIONARY LANGUAGE CONTAINED HEREIN, PROVIDE EXAMPLES OF RISKS, UNCERTAINTIES AND EVENTS THAT MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE EXPECTATIONS WE DESCRIBE IN OUR FORWARD-LOOKING STATEMENTS. YOU SHOULD BE AWARE THAT THE OCCURRENCE OF ANY OF THE EVENTS DENOTED AS RISK FACTORS ABOVE AND ELSEWHERE IN THIS FORM 8-K COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

                                  RISK FACTORS

     You should carefully consider the following factors in reviewing the information contained in this Form 8-K. These risks and uncertainties are not the only ones we face. Others that we do not know about now, or that we do not now think are important, may impair our business or the trading price of our notes or our common stock.

WE DEPEND ON OUR LARGEST CLIENTS FOR SIGNIFICANT REVENUES, AND IF WE LOSE A MAJOR CLIENT, OUR REVENUES COULD BE ADVERSELY AFFECTED.

     We generate a significant portion of our revenues from our largest clients. For the nine month period ended September 30, 2001, our two largest clients accounted for approximately 17.9% of our revenues from continuing operations. For the year ended December 31, 2000, our two largest clients accounted for approximately 16.0% of our revenues from continuing operations. If we lose any major clients, our results of operations could be materially and adversely affected by the loss of revenue, and we would have to seek to replace the client with new business.

CLIENT AND VENDOR BANKRUPTCIES AND FINANCIAL DIFFICULTIES COULD REDUCE OUR EARNINGS.

     Our clients generally operate in intensely competitive environments and bankruptcy filings are not uncommon. Additionally, the recent terrorist attacks and adverse economic conditions in the United States may increase the financial difficulties experienced by our clients. Future bankruptcy filings by one or more of our larger clients or significant vendor chargebacks by one or more of our larger clients could have a material adverse effect on our financial condition and results of operations. Likewise, our failure to collect our accounts receivables due to the financial difficulties of our clients would adversely affect our financial condition and results of operations.

IF WE ARE NOT SUCCESSFUL IN INTEGRATING THE BUSINESS OF HSA-TEXAS AND ITS AFFILIATED COMPANIES, OUR OPERATIONS MAY BE ADVERSELY AFFECTED.

     To realize the anticipated benefits of the proposed acquisitions of HSA-Texas and affiliates, we must efficiently integrate the operations of the acquired companies with ours. Combining the personnel, technologies and other aspects of operations, while managing a larger entity, will present a significant challenge to our management. We cannot be certain that the integration will be successful or that we will fully realize the anticipated benefits of the business combination.

     The challenges involved in this integration include:

     - retaining and integrating management and other key personnel of each company;

     - combining the corporate cultures of us and HSA-Texas;

     - combining service offerings effectively and quickly;

     - transitioning HSA-Texas' auditors to our information management and compensation systems;

     - integrating sales and marketing efforts so that customers can understand and do business easily with the combined company;

     - transitioning all worldwide facilities to common accounting and information technology systems; and

     - coordinating a large number of employees in widely dispersed operations in the United States and several foreign countries.

     Risks from unsuccessful integration of the companies include:

     - the impairment of relationships with employees, clients and suppliers;

     - the potential disruption of the combined company's ongoing business and distraction of its management;

     - delay in introducing new service offerings by the combined company; and

     - unanticipated expenses related to integration of the companies.

     We may not succeed in addressing these risks. Further, we cannot assure you that the growth rate of the combined company will equal or exceed the historical growth rates experienced by us, HSA-Texas or any of its affiliates individually. Our ability to realize the anticipated benefits of the proposed acquisitions will depend on our ability to integrate HSA-Texas' operations into our current operations in a timely and efficient manner.

     This integration may be difficult and unpredictable because our compensation arrangements, service offerings and processes are highly complex and have been developed independently from those of HSA-Texas. Successful integration requires coordination of different management personnel and auditors, as well as sales and marketing efforts and personnel. If we cannot successfully integrate the HSA-Texas assets with our operations, we may not realize the expected benefits of the proposed acquisitions.

IF WE ARE NOT SUCCESSFUL IN INTEGRATING THE BUSINESS OPERATIONS OF HSA-TEXAS IN THE UNITED KINGDOM, OUR FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED.

     HSA-Texas' operations in the United Kingdom generated revenues of approximately $24.4 million and operating income of approximately $1.8 million for its fiscal year ended April 30, 2001. Our ability to realize the anticipated benefits of the proposed acquisitions will depend in part on our ability to integrate HSA-Texas' United Kingdom operations into our current United Kingdom operations in a timely and efficient manner. If we cannot successfully integrate such operations with our operations, we may not realize the expected benefits of the proposed acquisitions and our financial results may be adversely affected.

THE ACQUISITIONS BY US OF BUSINESSES OUTSIDE OF OUR CORE BUSINESS OF ACCOUNTS PAYABLE AUDITING HAVE BEEN, IN GENERAL, FINANCIALLY AND OPERATIONALLY UNSUCCESSFUL.

     Our acquisitions of businesses outside of our core business of accounts payable auditing have been, in general, financially and operationally unsuccessful. As a result, on January 31, 2001, we announced that our board of directors had approved the sale of its Meridian VAT Reclaim business, the Communications Services segment, the Logistics Management Services segment, and the Ship and Debit division within the Accounts Payable Services segment. The sale of the Logistics Management Services segment was completed on October 30, 2001. Additionally, in December 2001, the Company disposed of its French Taxation Services business and expects to record a loss on the sale of approximately $54.0 million in the fourth quarter of 2001. While we believe that the acquisition of HSA-Texas and its affiliates is within our core business, there can be no assurance that we will be more successful in achieving financial and operational success with the proposed acquisitions that we were in previous non-core business acquisitions.

WE MAY BE UNABLE TO COMPLETE THE PROPOSED ACQUISITIONS, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR STOCK PRICE.

     Our shareholders must approve the issuance of our common stock in the proposed acquisitions. There is no guaranty that this shareholder approval will be obtained, and if such approval is not obtained, we will be unable to complete the proposed acquisitions. To the extent that the current trading price of our common stock reflects a market assumption that the proposed acquisitions will be completed, failure to complete the proposed acquisitions could have a material adverse effect on the trading price of our common stock. In order for us to have sufficient liquidity to complete the proposed acquisitions and the necessary integration of the HSA-Texas business, we must obtain a replacement senior credit facility for our current senior facility with immediate borrowing availability of at least $30.0 million. If we are unable to obtain a replacement senior credit facility, we will be unable to complete the proposed acquisitions.

IF THE ASSET AGREEMENT FOR THE PROPOSED ACQUISITIONS IS TERMINATED, WE WILL INCUR SIGNIFICANT COSTS.

     If the asset agreement is terminated after we mail the proxy statement to our shareholders because:

     - We are unable to obtain the approval of our shareholders;

     - We materially breach our representations and warranties or fail to perform our covenants under the asset agreement and any such breach or failure is not cured by the earlier of 10 days from notice thereof or March 31, 2002; or

     - We have not held a special meeting of our shareholders by March 31, 2002;

then we will be obligated to reimburse HSA-Texas for all reasonable fees and expenses, including reasonable attorneys' fees, accountants' fees, financial advisory fees, broker fees and filing fees, that have been paid by or on behalf of HSA-Texas in connection with the preparation and negotiation of the proposed acquisitions and related transactions.

     If the asset agreement is terminated after we mail the proxy statement to our shareholders because:

     - Our board of directors or any committee thereof approves or recommends to our shareholders any alternative acquisition proposal which does not include the concurrent acquisition of HSA-Texas and the four affiliated foreign operating companies or their assets by the third party as if HSA-Texas and the four affiliated foreign operating companies were a part of us at the completion of such alternative acquisition proposal; or

     - our board of directors or any committee thereof shall for any reason have withdrawn, or shall have amended or modified in a manner adverse to HSA-Texas, the board's recommendations of the proposed acquisitions; or

     - a tender or exchange offer to acquire 50% or more of the outstanding shares of our common stock shall have been commenced by a third party, and we shall not within 10 business days after such tender or exchange offer is first published or given to our shareholders, issued a statement recommending rejection of such tender or exchange offer.

then we will be obligated to pay HSA-Texas $2.0 million plus all transaction expenses incurred by HSA-Texas and its shareholders, including all reasonable out of pocket legal and accounting fees, all broker and financial advisor fees, all HSR fees, and all SEC fees.

     In addition, if the proposed acquisitions are not completed for any reason, we will incur a substantial and immediate charge to earnings, estimated to be within a range of $9.0 million to $11.0 million, for all cumulative out of pocket business combination costs related to the proposed acquisitions.

TRANSACTION COSTS OF THE PROPOSED ACQUISITIONS COULD ADVERSELY AFFECT COMBINED FINANCIAL RESULTS.

     We and HSA-Texas are expected to incur direct transaction costs of up to approximately $15.0 million in connection with the proposed acquisitions. If the benefits of the proposed acquisitions do not exceed the costs associated with the proposed acquisitions, the combined company's financial results, including earnings per share, could be adversely affected.

THE PROPOSED ACQUISITIONS ARE ANTICIPATED TO RESULT IN LOWER COMBINED REVENUES FROM CLIENTS WITH RESPECT TO WHICH WE AND HSA-TEXAS TOGETHER HAVE HAD THE FIRST AND SECOND AUDIT POSITIONS.

     Some of our clients require that two independent audit companies perform recovery audits of their payment transactions in a first recovery audit followed by a second recovery audit. In situations where both we and HSA-Texas now perform both the first and second recovery audit services, it is possible that the client will, upon our acquisition of HSA-Texas, retain another company for the first or second audit position in place of them. We estimate that there are 38 clients with respect to which we and HSA-Texas together have had the first and second recovery audit positions. These clients represented approximately 37% of our annualized revenues from our current client base and 50% of the annualized revenues of HSA-Texas current client base.

After the combination, a substantial number of these clients may request that the combined company perform the first or second audits at reduced rates, or they may award the first or second recovery audit position to another party, rather than allowing the combined company to keep both positions. In either case, the combined revenues from these clients may be materially lower.

IF WE FAIL TO HIRE AND RETAIN CRITICAL HSA-TEXAS PERSONNEL, IT COULD DIMINISH THE BENEFITS OF THE PROPOSED ACQUISITIONS TO US.

     The successful integration of the HSA-Texas business into our current business operations will depend in large part on our ability to hire and retain personnel critical to the business and operations of HSA-Texas. We may be unable to retain management personnel and auditors that are critical to the successful operation of the HSA-Texas business, resulting in loss of key information, expertise or know-how and unanticipated additional recruiting and training costs and otherwise diminishing anticipated benefits of the proposed acquisitions for us and our shareholders. In addition, if we cannot successfully implement a revised compensation plan that reduces the compensation level of a large number of HSA-Texas' auditors, the anticipated benefits of the proposed acquisitions will be diminished. Even if we are successful in implementing the revised compensation plan, some HSA-Texas auditors may elect not to work for us if their compensation is reduced.

THE PROPOSED ACQUISITIONS WILL RESULT IN SUBSTANTIAL DILUTION TO OUR SHAREHOLDERS AND COULD RESULT IN MATERIAL DILUTION OF OUR EARNINGS PER SHARE.

     If the proposed acquisitions are completed and we issue the maximum aggregate consideration of 15,353,846 shares of our common stock, immediately following the completion of the acquisitions, the ownership interest of our shareholders will be reduced to approximately 76.5% . The notes being issued in this offering will be convertible at the option of the holders into shares of our common stock. The conversion price will not be adjusted for the issuance of shares in connection with the proposed acquisitions. It is possible that our future earnings per share will be materially diluted as a result of the proposed acquisitions. If the proposed acquisitions have a material negative impact on our earnings per share, the trading price of our common stock may be materially adversely affected.

IF WE DO NOT COMPLETE OUR REMAINING PLANNED DIVESTITURES OF DISCONTINUED OPERATIONS AS ANTICIPATED, OUR EARNINGS AND FINANCIAL POSITION COULD BE ADVERSELY AFFECTED.

     We have announced plans to divest our Meridian VAT Reclaim business, our Communications Services segment, our Logistics Management Services segment, our Ship & Debit division within the Accounts Payable Services segment and our French Taxation Services segment. To date, we have completed the sale of the Logistics Management Services and French Taxation Services segments. Although we are continuing to seek to complete the divestitures of the other three businesses, it is possible that we will not be able to complete them on a timely basis, if at all, or at the prices we anticipate.

     In connection with these planned divestitures, we reclassified these businesses as discontinued operations. In the third quarter of 2001, we recognized a charge to our earnings of $31.0 million to reflect the loss we expect to incur upon the disposition of these discontinued operations. Of this amount, $19.0 million related to the loss on the sale of the Logistics Management Services segment. If we are unable to complete the sales of the other three businesses at the prices we anticipate, we would have to recognize additional charges to our earnings. Additionally, if we decide not to divest one or more of the three businesses, we would have to reclassify those businesses to include them in our continuing operations, and we would have to restate our historical earnings to reflect the reclassification. The inclusion of the discontinued operations in our continuing business could affect our financial results on a historical basis, as a result of a reclassification, and could also adversely impact our future results of operations.

     The announced intention to dispose of these businesses may result in a diminished value of the assets to be divested through, for example, the loss of customers or key personnel employed by these businesses, and therefore, we may not be able to obtain the prices we anticipate for these businesses.

AS A RESULT OF THE SALE OF OUR FRENCH TAXATION SERVICES OPERATIONS WE WILL RECOGNIZE A SUBSTANTIAL AND MATERIAL NET LOSS IN THE FOURTH QUARTER OF 2001.

     On December 14, 2001, we consummated the sale of our French Taxation Services business for approximately $48.3 million. The sale of the French Taxation Services business will result in a net loss on the transaction of approximately $54.0 million in the fourth quarter of 2001.

WE HAVE VIOLATED OUR DEBT COVENANTS IN THE PAST AND MAY DO SO IN THE FUTURE.

     As of September 30, 2001, we were not in compliance with certain financial ratio covenants in our senior credit facility. Those covenant violations were waived by the lenders in an amendment to the senior credit facility dated November 9, 2001. This amendment also relaxed certain financial ratio covenants for the fourth quarter of 2001 and each of the quarters of 2002. No assurance can be provided that we will not violate these covenants or the covenants of any replacement financing in the future. If we are unable to comply with our financial covenants in the future, our lenders could pursue their contractual remedies under the credit facility, including requiring the immediate repayment in full of all amounts outstanding. Additionally, we cannot be certain that if the lenders demanded immediate repayment of amounts outstanding that we would be able to secure adequate or timely replacement financing on acceptable terms or at all.

WE RELY ON INTERNATIONAL OPERATIONS FOR SIGNIFICANT REVENUES.

     In 2000, approximately 23.9% of our revenues from continuing operations and 7.8% of the aggregate revenues of HSA-Texas and its affiliates to be acquired by us were generated from international operations. International operations are subject to risks, including:

     - political and economic instability in the international market we serve;

     - difficulties in staffing and managing foreign operations and in collecting accounts receivable;

     - fluctuations in currency exchange rates, particularly weaknesses in the Euro, the British Pound and other currencies of countries in which we transact business, which could result in currency translations that materially reduce our revenues and earnings;

     - costs associated with adapting our services to our foreign clients' needs;

     - unexpected changes in regulatory requirements and laws;

     - difficulties in transferring earnings from our foreign subsidiaries to us; and

     - burdens of complying with a wide variety of foreign laws and labor practices, including laws that could subject certain tax recovery audit practices to regulation as the unauthorized practice of law.

     Because we expect a significant portion of our revenues to continue to come from international operations, the occurrence of any of the above events could materially and adversely affect our business, financial condition and results of operations.

WE REQUIRE SIGNIFICANT MANAGEMENT AND FINANCIAL RESOURCES TO OPERATE AND EXPAND OUR RECOVERY AUDIT SERVICES INTERNATIONALLY.

     In our experience, entry into new international markets requires considerable management time as well as start-up expenses for market development, hiring and establishing office facilities. In addition, we have encountered, and expect to continue to encounter, significant expense and delays in expanding our international operations because of language and cultural differences, staffing, communications and related issues. We generally incur the costs associated with international expansion before any significant revenues are generated. As a result, initial operations in a new market typically operate at low margins or may be unprofitable. Because our international expansion strategy will require substantial financial resources, we may incur additional indebtedness or issue additional equity securities which could be dilutive to our shareholders. In addition, financing for international expansion may not be available to us on acceptable terms and conditions.

RECOVERY AUDIT SERVICES ARE NOT WIDELY USED IN INTERNATIONAL MARKETS.

     Our long-term growth objectives are based in material part on achieving significant future growth in international markets. Although our recovery audit services constitute a generally accepted business practice among retailers in the U.S., Canada, and Mexico, these services have not yet become widely used in many international markets. Prospective clients, vendors or other involved parties in foreign markets may not accept our services. The failure of these parties to accept and use our services could have a material adverse effect on our future growth.

THE LEVEL OF OUR ANNUAL PROFITABILITY IS SIGNIFICANTLY AFFECTED BY OUR THIRD AND FOURTH QUARTER OPERATING RESULTS.

     The purchasing and operational cycles of our clients typically cause us to realize higher revenues and operating income in the last two quarters of our fiscal year. If we do not continue to realize increased revenues in future third and fourth quarter periods, due to adverse economic conditions in those quarters or otherwise, our profitability for any affected quarter and the entire year could be materially and adversely affected because ongoing selling, general and administrative expenses are largely fixed.

WE MAY BE UNABLE TO PROTECT AND MAINTAIN THE COMPETITIVE ADVANTAGE OF OUR PROPRIETARY TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS.

     Our operations could be materially and adversely affected if we are not able to adequately protect our proprietary software, audit techniques and methodologies, and other proprietary intellectual property rights. We rely on a combination of trade secret laws, nondisclosure and other contractual arrangements and technical measures to protect our proprietary rights. Although we presently hold U.S. and foreign registered trademarks and U.S. registered copyrights on certain of our proprietary technology, we may be unable to obtain similar protection on our other intellectual property. In addition, our foreign registered trademarks may not receive the same enforcement protection as our U.S. registered trademarks. We generally enter into confidentiality agreements with our employees, consultants, clients and potential clients. We also limit access to, and distribution of, our proprietary information. Nevertheless, we may be unable to deter misappropriation of our proprietary information, detect unauthorized use and take appropriate steps to enforce our intellectual property rights. Our competitors also may independently develop technologies that are substantially equivalent or superior to our technology. Although we believe that our services and products do not infringe on the intellectual property rights of others, we can not prevent someone else from asserting a claim against us in the future for violating their technology rights.

OUR FAILURE TO RETAIN THE SERVICES OF JOHN M. COOK, OR OTHER KEY MEMBERS OF MANAGEMENT, COULD ADVERSELY IMPACT OUR CONTINUED SUCCESS.

     Our continued success depends largely on the efforts and skills of our executive officers and key employees, particularly John M. Cook, our Chairman and Chief Executive Officer. The loss of the services of Mr. Cook or other key members of management could materially and adversely affect our business. We have entered into employment agreements with Mr. Cook and other members of management. We also maintain key man life insurance policies in the aggregate amount of $13.3 million on the life of Mr. Cook. While these employment agreements limit the ability of Mr. Cook and other key employees to directly compete with us in the future, nothing prevents them from leaving our company.

WE MAY NOT BE ABLE TO CONTINUE TO COMPETE SUCCESSFULLY WITH OTHER BUSINESSES OFFERING RECOVERY AUDIT SERVICES.

     The recovery audit business is highly competitive. Our principal competitors for accounts payable recovery audit services include many local and regional firms and Howard Schultz & Associates International, Inc. If the proposed acquisitions are not consummated, we will continue to compete with that organization. Also, we believe that the major international accounting firms or their former consulting units that have been spun off or divested may become formidable competitors in the future. We are uncertain whether we can continue to compete successfully with our competitors. In addition, our profit margins could decline because of competitive pricing pressures that may have a material adverse effect on our business, financial condition and results of operations.

OUR FURTHER EXPANSION INTO ELECTRONIC COMMERCE AUDITING STRATEGIES AND PROCESSES MAY NOT BE PROFITABLE.

     We anticipate a growing need for recovery auditing services among current clients migrating to internet-based procurement, as well as potential clients already engaged in electronic commerce transactions. In response to this anticipated future demand for our recovery auditing expertise, we have made and may continue to make significant capital and other expenditures to further expand into internet technology areas. We can give no assurance that these investments will be profitable or that we have correctly anticipated demand for these services.

AN ADVERSE JUDGMENT IN THE SECURITIES ACTION LITIGATION IN WHICH WE AND JOHN M. COOK ARE DEFENDANTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND LIQUIDITY.

     We and John M. Cook, our Chairman and Chief Executive Officer, are defendants in three putative class action lawsuits filed on June 6, 2000 in the United States District Court for the Northern District of Georgia, Atlanta Division, which have since been consolidated into one proceeding (the "Securities Class Action Litigation"). A judgment against us in this case could have a material adverse effect on our results of operations and liquidity, while a judgment against Mr. Cook could adversely affect his financial condition and therefore have a negative impact upon his performance as our chief executive officer. Plaintiffs in the Securities Class Action Litigation have alleged in general terms that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by allegedly disseminating materially false and misleading information about a change in our method of recognizing revenue and in connection with revenue reported for a division. The plaintiffs further allege that these misstatements and omissions led to an artificially inflated price for our common stock during the putative class period which runs from July 19, 1999 to July 26, 2000. This case seeks an unspecified amount of compensatory damages, payment of litigation fees and expenses, and equitable and/or injunctive relief. Although we believe the alleged claims in this lawsuit are without merit and intend to defend the lawsuit vigorously, due to the inherent uncertainties of the litigation process and the judicial system, we are unable to predict the outcome of this litigation.

OUR ARTICLES OF INCORPORATION, BYLAWS, AND SHAREHOLDERS' RIGHTS PLAN AND GEORGIA LAW MAY INHIBIT A CHANGE IN CONTROL THAT YOU MAY FAVOR.

     Our articles of incorporation and bylaws and Georgia law contain provisions that may delay, deter or inhibit a future acquisition of us not approved by our board of directors. This could occur even if our shareholders are offered an attractive value for their shares or if a substantial number or even a majority of our shareholders believe the takeover is in their best interest. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our board of directors in connection with the transaction. Provisions that could delay, deter or inhibit a future acquisition include the following:

     - a staggered board of directors;

     - specified requirements for calling special meetings of shareholders; and

     - the ability of the board of directors to consider the interests of various constituencies, including our employees, clients and creditors and the local community.

     Our articles of incorporation also permit the board of directors to issue shares of preferred stock with such designations, powers, preferences and rights as it determines, without any further vote or action by our shareholders. In addition, we have in place a "poison pill" shareholders' rights plan that will trigger a dilutive issuance of common stock upon substantial purchases of our common stock by a third party which are not approved by the board of directors. Also, the shareholders' rights plan requires approval by a majority of the continuing directors, as defined in the plan, to redeem the rights plan, amend the rights plan, or exclude a person or group who acquires beneficial ownership or more than 15 percent of our outstanding common stock from being considered an acquiring person under the rights plan. These provisions also could discourage bids for our shares of common stock at a premium and have a material adverse effect on the market price of our shares.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

     Our common stock is traded on The Nasdaq National Market. The trading price of our common stock has been and may continue to be subject to large fluctuations. Our stock price may increase or decrease in response to a number of events and factors, including:

     - future announcements concerning us, key clients or competitors;

     - quarterly variations in operating results;

     - changes in financial estimates and recommendations by securities analysts;

     - developments with respect to technology or litigation;

     - the operating and stock price performance of other companies that investors may deem comparable to our company;

     - acquisitions and financings; and

     - sales of blocks of stock by insiders.

     Stock price volatility is also attributable to the current state of the stock market, in which wide price swings are common. This volatility may adversely affect the price of our common stock, regardless of our operating performance.

ITEM 7(A).  FINANCIAL STATEMENTS

                        FINANCIAL STATEMENTS (UNAUDITED)

              INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                               NUMBER
                                                               ------
Condensed Consolidated Statements of Operations for the
  Three and Nine Months Ended September 30, 2001 and 2000...     27

Condensed Consolidated Balance Sheets as of September 30,
  2001 and December 31, 2000................................     28

Condensed Consolidated Statements of Cash Flows for the Nine
  Months Ended September 30, 2001 and 2000..................     29

Notes to Condensed Consolidated Financial Statements........     30

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                      THREE MONTHS ENDED    NINE MONTHS ENDED
                                                        SEPTEMBER 30,         SEPTEMBER 30,
                                                      ------------------   -------------------
                                                        2001      2000       2001       2000
                                                      --------   -------   --------   --------
Revenues............................................  $ 61,613   $67,721   $186,299   $190,287
Cost of revenues....................................    33,541    36,150    100,041    101,736
Selling, general and administrative expenses........    23,488    24,012     74,521     66,867
                                                      --------   -------   --------   --------
  Operating income..................................     4,584     7,559     11,737     21,684
Interest (expense), net.............................    (1,499)   (1,589)    (3,900)    (3,762)
                                                      --------   -------   --------   --------
  Earnings from continuing operations before income
     taxes and discontinued operations..............     3,085     5,970      7,837     17,922
Income taxes........................................     1,357     2,627      3,448      7,886
                                                      --------   -------   --------   --------
  Earnings from continuing operations before
     discontinued operations........................     1,728     3,343      4,389     10,036
                                                      --------   -------   --------   --------
Discontinued operations (Note B):
  Earnings (loss) from discontinued operations, net
     of income taxes of $(1,623), $638, $(5,986) and
     $(1,472) in the three and nine months ended
     September 30, 2001 and 2000, respectively, and
     including cumulative effect of accounting
     change of $(26,145) in the nine months ended
     September 30, 2000.............................       140     1,086     (1,303)   (22,755)
  Loss on disposal from discontinued operations
     including operating results for phase-out
     period, net of income taxes of $(21,951) in
     2001...........................................   (31,000)       --    (31,000)        --
                                                      --------   -------   --------   --------
  Earnings (loss) from discontinued operations......   (30,860)    1,086    (32,303)   (22,755)
                                                      --------   -------   --------   --------
     Net earnings (loss)............................  $(29,132)  $ 4,429   $(27,914)  $(12,719)
                                                      ========   =======   ========   ========
Basic earnings (loss) per share (Note C):
  Earnings from continuing operations before
     discontinued operations........................  $   0.04   $  0.07   $   0.09   $   0.20
  Discontinued operations...........................     (0.64)     0.02      (0.67)     (0.46)
                                                      --------   -------   --------   --------
     Net earnings (loss)............................  $  (0.60)  $  0.09   $  (0.58)  $  (0.26)
                                                      ========   =======   ========   ========
Diluted earnings (loss) per share (Note C):
  Earnings from continuing operations before
     discontinued operations........................  $   0.04   $  0.07   $   0.09   $   0.20
  Discontinued operations...........................     (0.63)     0.02      (0.66)     (0.45)
                                                      --------   -------   --------   --------
     Net earnings (loss)............................  $  (0.59)  $  0.09   $  (0.57)  $  (0.25)
                                                      ========   =======   ========   ========
Weighted-average shares outstanding (Note C):
  Basic.............................................    48,414    48,936     48,182     49,330
                                                      ========   =======   ========   ========
  Diluted...........................................    49,338    49,395     48,678     50,265
                                                      ========   =======   ========   ========

     See accompanying Notes to Condensed Consolidated Financial Statements.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
          (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2001            2000
                                                              -------------   ------------
                                          ASSETS
Current assets:
  Cash and cash equivalents (Note E)........................    $  6,700        $ 16,127
  Receivables:
    Contract receivables, less allowance for doubtful
     accounts of $4,436 in 2001 and $2,782 in 2000..........      43,913          48,029
    Employee advances and miscellaneous receivables.........       4,388           4,500
                                                                --------        --------
        Total receivables...................................      48,301          52,529
                                                                --------        --------
  Prepaid expenses and other current assets.................       2,852           2,117
  Deferred income taxes.....................................      10,099          10,099
  Net assets of discontinued operations (Note B)............     149,465         173,769
                                                                --------        --------
        Total current assets................................     217,417         254,641
                                                                --------        --------
Property and equipment:
  Computer and other equipment..............................      43,037          47,642
  Furniture and fixtures....................................       3,286           3,501
  Leasehold improvements....................................       4,513           4,763
                                                                --------        --------
                                                                  50,836          55,906
  Less accumulated depreciation and amortization............      29,801          30,546
                                                                --------        --------
      Property and equipment, net...........................      21,035          25,360
                                                                --------        --------
Noncompete agreements, less accumulated amortization of
  $7,329 in 2001 and $6,707 in 2000.........................         315             937
Deferred loan costs, less accumulated amortization of $2,040
  in 2001 and $1,341 in 2000................................       2,139           1,701
Goodwill, less accumulated amortization of $22,558 in 2001
  and $16,812 in 2000.......................................     162,077         168,206
Deferred income taxes.......................................         582           1,785
Other assets................................................       5,139             602
                                                                --------        --------
                                                                $408,704        $453,232
                                                                ========        ========
                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt (Note I)...........    $ 52,045        $     --
  Accounts payable and accrued expenses.....................       7,444          11,258
  Accrued business acquisition consideration (Note B).......          --           7,567
  Accrued payroll and related expenses......................      20,869          27,508
                                                                --------        --------
        Total current liabilities...........................      80,358          46,333
Long-term debt, excluding current installments..............     100,125         153,361
Deferred compensation.......................................       4,296           5,615
Other long-term liabilities.................................          --             394
                                                                --------        --------
        Total liabilities...................................     184,779         205,703
                                                                --------        --------
Shareholders' equity (Notes B and F):
  Preferred stock, no par value. Authorized 500,000 shares;
    no shares issued or outstanding in 2001 and 2000........          --              --
  Participating preferred stock, no par value. Authorized
    500,000 shares; no shares issued or outstanding in 2001
    and 2000................................................          --              --
  Common stock, no par value; $.001 stated value per share.
    Authorized 200,000,000 shares; issued 51,235,350 shares
    in 2001 and 49,912,231 shares in 2000...................          51              50
  Additional paid-in capital................................     320,238         316,127
  Accumulated deficit.......................................     (67,949)        (40,035)
  Accumulated other comprehensive loss......................      (6,139)         (5,864)
  Treasury stock at cost, 2,435,990 shares in 2001 and
    2000....................................................     (21,024)        (21,024)
  Unearned portion of restricted stock......................      (1,252)         (1,725)
                                                                --------        --------
        Total shareholders' equity..........................     223,925         247,529
                                                                --------        --------
  Commitments and contingencies (Note H)
                                                                $408,704        $453,232
                                                                ========        ========

     See accompanying Notes to Condensed Consolidated Financial Statements.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Cash flows from operating activities:
  Net earnings (loss).......................................  $(27,914)  $(12,719)
  Less loss from discontinued operations....................    32,303     22,755
                                                              --------   --------
  Earnings from continuing operations.......................     4,389     10,036
  Adjustments to reconcile earnings from continuing
    operations to net cash provided by operating activities:
    Depreciation and amortization...........................    14,748     15,283
    Restricted stock compensation expense...................       252        176
    Deferred compensation expense...........................    (1,319)     1,017
    Deferred income taxes...................................     1,203         --
  Changes in assets and liabilities:
    Receivables.............................................     3,641    (12,961)
    Prepaid expenses and other current assets...............      (608)      (992)
    Other assets............................................    (4,491)      (390)
    Accounts payable and accrued expenses...................    (3,044)      (227)
    Accrued payroll and related expenses....................    (6,529)     1,266
    Other long-term liabilities.............................      (398)         9
                                                              --------   --------
         Net cash provided by operating activities..........     7,844     13,217
                                                              --------   --------
Cash flows from investing activities:
  Purchases of property and equipment.......................    (3,424)    (5,640)
  Additional acquisition consideration......................        --    (40,000)
                                                              --------   --------
         Net cash used in investing activities..............    (3,424)   (45,640)
                                                              --------   --------
Cash flows from financing activities:
  Net proceeds (repayments) from issuance of long-term
    debt....................................................    (1,228)    61,291
  Payments for deferred loan costs..........................    (1,135)        --
  Net proceeds from common stock issuances..................     4,667      4,711
  Purchase of treasury shares...............................        --    (18,556)
                                                              --------   --------
         Net cash provided by financing activities..........     2,304     47,446
                                                              --------   --------
Net cash used in discontinued operations....................   (15,983)   (17,116)
Effect of exchange rates on cash and cash equivalents.......      (168)      (482)
                                                              --------   --------
         Net change in cash and cash equivalents............    (9,427)    (2,575)
Cash and cash equivalents at beginning of period............    16,127     14,150
                                                              --------   --------
Cash and cash equivalents at end of period..................  $  6,700   $ 11,575
                                                              ========   ========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest..................  $  3,466   $  2,204
                                                              ========   ========
  Cash paid (refunded) during the period for income taxes,
    net.....................................................  $   (454)  $  6,000
                                                              ========   ========
Supplemental disclosure of non-cash investing and financing
  activities:
  During the nine months ended September 30, 2000, the
    Company made payments for further purchase consideration
    related to a previously acquired company as follows:
  Fair value of assets acquired.............................  $     --   $ 40,000
  Cash paid for acquisitions (net of cash acquired).........        --    (40,000)
  Fair value of shares issued for acquisitions..............        --         --
                                                              --------   --------
    Liabilities assumed.....................................  $     --   $     --
                                                              ========   ========

     See accompanying Notes to Condensed Consolidated Financial Statements.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001
                                  (UNAUDITED)

NOTE A -- BASIS OF PRESENTATION

     The accompanying Condensed Consolidated Financial Statements (Unaudited) of The Profit Recovery Group International, Inc., and its wholly owned subsidiaries (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine month periods ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. For further information, refer to the Consolidated Financial Statements and Footnotes thereto included in the this Form 8-K related to the year ended December 31, 2000.

     Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This pronouncement, as amended by Statements of Financial Accounting Standards No. 137 and No. 138, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company adopted this pronouncement effective with its fiscal year beginning January 1, 2001. The adoption of this pronouncement had no material effect on the Company's reported results of operations or financial condition.

     Disclosures included herein pertain to the Company's continuing operations unless otherwise noted.

NOTE B -- DISCONTINUED OPERATIONS

     In March 2001, the Company formalized a strategic realignment initiative designed to enhance the Company's financial position and clarify its investment and operating strategy by focusing primarily on its core Accounts Payable business. Under this strategic realignment initiative, the Company announced its intent to divest the following non-core businesses: Meridian VAT Reclaim ("Meridian") within the former Taxation Services segment, the Logistics Management Services segment, the Communications Services segment and the Ship and Debit ("Ship & Debit") division within the Accounts Payable Services segment. The Company disposed of its Logistics Management Services segment in October 2001. Additionally, in December 2001, the Company disposed of its French Taxation Services business. See Note I of Notes to Condensed Consolidated Financial Statements for additional developments.

     The non-core businesses to be divested are comprised of various acquisitions completed by the Company during the periods 1997 through 2000. The acquisition of Meridian was accounted for as a pooling-of-interests in which the Company issued 6,114,375 unregistered shares of the Company's common stock. The other acquisitions which comprise the remainder of non-core businesses to be divested were accounted for as purchases with collective consideration paid of $116.2 million in cash (including accrued business acquisition consideration at December 31, 2000) and 4,884,106 restricted, unregistered shares of the Company's common stock.

     The Company's Condensed Consolidated Financial Statements (Unaudited) reflect Meridian, Logistics Management Services, Communications Services, Ship & Debit and French Taxation Services as discontinued operations for all periods presented. Operating results of the discontinued operations are summarized below. The amounts exclude general corporate overhead previously allocated to Meridian, Logistics Management Services, Communications Services and French Taxation Services for segment reporting purposes. The amounts include interest on debt and an allocation of the interest on the Company's general credit facility. For

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES the three months ended September 30, 2001 and 2000, net interest expense for discontinued operations was $1.9 million and $1.2 million, respectively. For the nine months ended September 30, 2001 and 2000, net interest expense for discontinued operations was $4.9 million and $3.5 million, respectively.

     During the three months ended September 30, 2001 and 2000, revenues from discontinued operations were $27.1 million and $33.6 million, respectively. During the nine months ended September 30, 2001 and 2000, revenues from discontinued operations were $83.1 million and $89.5 million, respectively. The Company generated losses from discontinued operations of $2.0 million and $7.4 million during the three and nine months ended September 30, 2001.

     Summarized balance sheet information for the discontinued operations is as follows:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2001            2000
                                                              -------------   ------------
                                                                     (IN THOUSANDS)
Current assets..............................................    $ 65,168        $ 74,574
Total assets................................................     217,410         230,622
Total current liabilities...................................      76,017          62,672
Total liabilities...........................................      78,348          65,226
Accumulated other comprehensive loss........................     (10,403)         (8,373)
Net assets of discontinued operations.......................     149,465         173,769

     As required under accounting principles generally accepted in the United States of America, the Company has continually updated its assessment of the estimated gain (loss) on disposal from discontinued operations including operating results for the phase-out period, net of tax. Due to the negative impact of current economic conditions and other factors on the anticipated collective net proceeds from selling the discontinued operations, the Company concluded that there would be an estimated net loss of approximately $31.0 million upon disposal of the discontinued operations. The Company recorded this after tax charge during the third quarter of 2001. The $31.0 million after tax charge is comprised of an adjustment to the net proceeds anticipated to be received upon the sale of the discontinued operations and net losses from discontinued operations, excluding the French Taxation Services business, for the nine months ended September 30, 2001. As required under accounting principles generally accepted in the United States of America, net losses from discontinued operations, excluding the French Taxation Services business, for the six months ended June 30, 2001 had been deferred since they were expected to be recovered upon ultimate sale of these businesses. Therefore, the net losses from discontinued operations for the six months ended June 30, 2001 have been included as part of the after tax charge. See Note I to Notes to Condensed Consolidated Financial Statements for additional developments.

Revenue Recognition -- Conversion to Cash Basis for Certain Discontinued Operations

     In consideration of guidance issued by the Securities and Exchange Commission under Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), the Company changed its method of accounting for revenues for Meridian retroactively to January 1, 2000. Based upon the guidance in SAB 101, the Company defers recognition of revenues to the accounting period when cash received from the foreign governments reimbursing value-added tax claims is transferred to Meridian's clients. In 1999 and prior periods, under the prior method of accounting, revenues were recognized at the time refund claims containing all required documentation were filed with appropriate governmental agencies in those instances where historical refund disallowance rates could be accurately estimated. The Company recorded a one-time, non-cash, after-tax charge as of January 1, 2000, of $24.1 million related to Meridian's cumulative effect of a change in accounting principle as part of the loss from discontinued operations.

     Additionally, in consideration of the guidance under SAB 101, the Company changed it method of accounting for revenues for Ship & Debit retroactively to January 1, 2000. Based upon the guidance in SAB

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

101, the Company defers recognition of revenues to the accounting period when cash is received by the client. In 1999 and prior periods, under the prior method of accounting, revenues were recognized at the time that the Company invoiced clients for its fee. The Company recorded a one-time, non-cash, after-tax charge as of January 1, 2000 of $2.0 million related to Ship & Debit's cumulative effect of a change in accounting principle as part of the loss from discontinued operations.

NOTE C -- EARNINGS (LOSS) PER SHARE

     The following table sets forth the computations of basic and diluted earnings (loss) per share for the three and nine months ended September 30, 2001 and 2000 (in thousands):

                                                  THREE MONTHS ENDED     NINE MONTHS ENDED
                                                     SEPTEMBER 30,         SEPTEMBER 30,
                                                  -------------------   -------------------
                                                    2001       2000       2001       2000
                                                  ---------   -------   --------   --------
Numerator:
  Earnings from continuing operations before
     discontinued operations....................  $  1,728    $3,343    $  4,389   $ 10,036
  Discontinued operations.......................   (30,860)    1,086     (32,303)   (22,755)
                                                  --------    ------    --------   --------
     Net earnings (loss)........................  $(29,132)   $4,429    $(27,914)  $(12,719)
                                                  ========    ======    ========   ========
Denominator:
  Denominator for basic earnings (loss) per
     share -- weighted-average shares
     outstanding................................    48,414    48,936      48,182     49,330
  Effect of dilutive securities:
     Employee stock options.....................       924       459         496        935
                                                  --------    ------    --------   --------
     Denominator for diluted earnings (loss)....    49,338    49,395      48,678     50,265
                                                  ========    ======    ========   ========
Basic earnings (loss) per share:
  Earnings from continuing operations before
     discontinued operations....................  $   0.04    $ 0.07    $   0.09   $   0.20
  Discontinued operations.......................     (0.64)     0.02       (0.67)     (0.46)
                                                  --------    ------    --------   --------
     Net earnings (loss)........................  $  (0.60)   $ 0.09    $  (0.58)  $  (0.26)
                                                  ========    ======    ========   ========
Diluted earnings (loss) per share:
  Earnings from continuing operations before
     discontinued operations....................  $   0.04    $ 0.07    $   0.09   $   0.20
  Discontinued operations.......................     (0.63)     0.02       (0.66)     (0.45)
                                                  --------    ------    --------   --------
     Net earnings (loss)........................  $  (0.59)   $ 0.09    $  (0.57)  $  (0.25)
                                                  ========    ======    ========   ========

NOTE D -- COMPREHENSIVE LOSS

     The Company applies the provisions of SFAS No. 130, "Reporting Comprehensive Income." This statement establishes items that are required to be recognized under accounting standards as components of comprehensive income. SFAS No. 130 requires, among other things, that an enterprise report a total for comprehensive loss in condensed financial statements of interim periods issued to shareholders. For the three month periods ended September 30, 2001 and 2000, the Company's consolidated comprehensive net loss was $(25.8) million and $(0.1) million, respectively. For the nine month periods ended September 30, 2001 and 2000, the Company's consolidated comprehensive net loss was $(30.2) million and $(21.4) million, respectively. The difference between consolidated comprehensive net loss, as disclosed here, and traditionally determined consolidated net loss, as set forth on the accompanying Condensed Consolidated Statements of Operations (Unaudited), results from foreign currency translation adjustments.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE E -- CASH EQUIVALENTS

     At September 30, 2001, the Company did not maintain any temporary investments with U.S. banks. Cash equivalents at December 31, 2000 included $0.9 million of temporary investments held at U.S. banks.

     From time to time, the Company invests excess cash in repurchase agreements with Bank of America, which are fully collateralized by United States of America Treasury Notes in the possession of such bank. The Company does not intend to take possession of collateral securities on future repurchase agreement transactions conducted with banking institutions of national standing. The Company does insist, however, that all such agreements provide for full collateralization using obligations of the United States of America having a current market value equivalent to or exceeding the repurchase agreement amount. No repurchase agreements were outstanding at September 30, 2001 or December 31, 2000.

NOTE F -- SHAREHOLDERS' EQUITY

     On July 26, 2000, the Board of Directors (the "Board") approved a share repurchase program. Under the share repurchase program, the Company could buy up to $40.0 million of its outstanding common stock. On October 24, 2000, the Board approved an increase of $10.0 million to the share repurchase plan, bringing the total the Company was authorized to spend to repurchase shares of its outstanding common stock in the open market to $50.0 million. As of September 30, 2001 and December 31, 2000, the Company had repurchased approximately 2.4 million shares under the program at a cost of approximately $21.0 million. As part of a May 9, 2001 amendment to the Company's $200.0 million senior bank credit facility, the Company relinquished its contractual rights to effect future repurchases of its common stock.

     On August 1, 2000, the Board authorized a shareholder protection plan designed to protect Company shareholders from coercive or unfair takeover techniques through the use of a Shareholder Protection Rights Agreement approved by the Board (the "Rights Plan"). The terms of the Rights Plan provide for a dividend of one right (collectively, the "Rights") to purchase a fraction of a share of participating preferred stock for each share owned. This dividend was declared for each share of common stock outstanding at the close of business on August 14, 2000. The Rights, which expire on August 14, 2010, may be exercised only if certain conditions are met, such as the acquisition (or the announcement of a tender offer the consummation of which would result in the acquisition) of 15% or more of the Company's common stock by a person or affiliated group not approved by the board. Issuance of the Rights does not affect the finances of the Company, interfere with the Company's operations or business plans or affect earnings per share. The dividend is not taxable to the Company or its shareholders and does not change the way in which the Company's shares may be traded. At a meeting of the Board on July 24, 2001, the Board appointed a special committee to review the Rights Plan and to report their recommendations for Company action on the Rights Plan to the Board at the October 2001 meeting. At the October 2001 meeting, the special committee reported that in view of the significant change in ownership of the Company that would result from the pending acquisition of HS&A, which is expected to close in the first quarter of 2002, the advisability of modifying the Rights Plan should be considered by a special committee comprised of members of the post-acquisition, reconstituted Board.

     Effective July 31, 2000, in connections with the Rights Plan, the Board amended the Company's Articles of Incorporation to establish a new class of stock, the participating preferred stock. The Board authorized 500,000 shares of the participating preferred stock, none of which have been issued.

     On August 14, 2000, the Company issued 286,000 restricted shares of its common stock to certain employees (the "Stock Awards"). Of the total restricted shares issued, 135,000 restricted shares vest on a ratable basis over five years of continued employment. The remaining 151,000 restricted shares vest at the end of five years of continued employment. At September 30, 2001, 118,000 shares of the restricted common stock had been forfeited by former employees. Until vested, the restricted stock is nontransferable. The holders of the restricted shares are entitled to all other rights as a shareholder. Over the life of the Stock Awards, the

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

Company will recognize $1.6 million in compensation expense. For the three and nine months ended September 30, 2001, the Company has recognized $0.1 million and $0.3 million, respectively, of compensation expense related to the Stock Awards.

     The Company has issued no preferred stock through September 30, 2001, and has no present intentions to issue any preferred stock, except for any potential issuance of participating preferred stock (500,000 shares authorized) pursuant to the Rights Plan. The Company's remaining, undesignated preferred stock (500,000 shares authorized) may be issued at any time or from time to time in one or more series with such designations, powers, preferences, rights, qualifications, limitations and restrictions (including dividend, conversion and voting rights) as may be determined by the Company's Board of Directors, without any further votes or action by the shareholders.

NOTE G -- ACQUISITIONS

     On August 6, 1998, the Company acquired substantially all the assets and assumed certain liabilities of Loder, Drew & Associates, Inc. ("Loder Drew"), a California-based international recovery auditing firm primarily serving clients in the manufacturing, financial services and other non-retail sectors. The transaction was accounted for as a purchase with initial consideration of $70.0 million in cash and 1.2 million restricted, unregistered shares of the Company's common stock valued at $11.05 per share. Additionally, the prior owners of Loder Drew received further purchase price consideration in March 1999 of $30.0 million in cash based on the financial performance of Loder Drew for the nine month period ended December 31, 1998, and purchase price consideration of $40.0 million in cash in the first quarter of 2000 based on the financial performance of Loder Drew for the year ended December 31, 1999. This acquisition resulted in final goodwill at December 31, 1999 of $153.6 million which is being amortized over 25 years using the straight-line method.

NOTE H -- COMMITMENTS AND CONTINGENCIES

  LEGAL PROCEEDINGS

     Beginning on June 6, 2000, three putative class action lawsuits were filed against the Company and certain of its present and former officers in the United States District Court for the Northern District of Georgia, Atlanta Division. These cases were subsequently consolidated into one proceeding styled: In re Profit Recovery Group International, Inc. Sec. Litig., Civil Action File No. 1:00-CV-1416-CC (the "Securities Class Action Litigation"). On November 13, 2000, the Plaintiffs in these cases filed a Consolidated and Amended Complaint (the "Complaint"). In that Complaint, Plaintiffs allege in general terms that the Company, John M. Cook, Scott L. Colabuono, and Michael A. Lustig (the "Defendants") violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by allegedly disseminating materially false and misleading information about a change in the Company's method of recognizing revenue and in connection with revenue reported for a division. Plaintiffs purport to bring this action on behalf of a putative class of persons who purchased the Company's stock between July 19, 1999 and July 26, 2000. Plaintiffs seek an unspecified amount of compensatory damages, payment of litigation fees and expenses, and equitable and/or injunctive relief. On January 24, 2001, Defendants filed a Motion to Dismiss the Complaint for failure to state a claim under the Private Securities Litigation Reform Act, 15 U.S.C.
sec. 78u-4 et seq. The Court denied Defendants' Motion to Dismiss on June 5, 2001. Defendants served their Answer to Plaintiffs' Complaint on June 19, 2001. Discovery is in the early stages. The Company believes the alleged claims in this lawsuit are without merit and intends to defend this lawsuit vigorously. Due to the inherent uncertainties of the litigation process and the judicial system, the Company is unable to predict the outcome of this litigation. If the outcome of this litigation is adverse to the Company, it could have a material adverse effect on the Company's business, financial condition, and results of operations.

     In the normal course of business, the Company is involved in and subject to other claims, contractual disputes and other uncertainties. Management, after reviewing with legal counsel all of these other actions and

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES proceedings, believes that the aggregate losses, if any, will not have a material adverse effect on the Company's financial position or results of operations.

  HS&A ACQUISITION

     On July 25, 2001 the Company signed a letter of intent to acquire substantially all the assets of Howard Schultz & Associates International, Inc. ("HS&A"), an international recovery auditing firm serving retailers, distributors, wholesalers and other transaction-intensive companies, and substantially all of the equity of certain of its affiliates. The Company and HS&A executed amended and restated definitive agreements as of December 11, 2001. On September 7, 2001, the Company filed a Form S-4 registration statement with the Securities and Exchange Commission (the "SEC") in connection with its planned acquisition. The Company has since determined to effect the issuance of securities in the acquisition pursuant to Section 4(2) of the Securities Act of 1933, as amended, and withdrew the Form S-4 registration statement on November 9, 2001. The Company filed a proxy statement on Schedule 14A with the SEC on November 9, 2001 and December 11, 2001 in order to obtain shareholder approval of the planned acquisition.

     This acquisition is subject to approval of both the Company's and HS&A's shareholders, approval from the Company's banking syndicate including modifications of certain aspects of the current credit agreement, and customary regulatory approvals.

NOTE I -- SUBSEQUENT EVENTS

  AMENDED CREDIT AGREEMENT

     As of September 30, 2001, the Company was not in compliance with various financial ratio covenants contained in the agreement governing its $200.0 million senior bank credit facility (as amended from time to time, the "Credit Agreement"). These covenant violations were waived by a majority vote of the members of the Company's banking syndicate effective September 30, 2001 through the execution on November 9, 2001 of an amendment to the Credit Agreement. The amendment further served to re-establish and relax certain financial ratio covenants applicable to the fourth quarter of 2001 and each of the quarters of 2002. The amendment also prospectively increases interest rates and effectively limits the Company's borrowing capacity to $50.0 million after application of the net proceeds of the Company's convertible notes offering (discussed below) and provides for additional mandatory reductions in amounts outstanding under the Credit Agreement equal to the net cash proceeds from (a) future sales of the discontinued operations and (b) any future issuance of debt or equity securities.

  SALE OF DISCONTINUED OPERATIONS -- LOGISTICS MANAGEMENT SERVICES AND FRENCH TAXATION SERVICES

     On October 30, 2001, the Company consummated the sale of its Logistics Management Services segment to Platinum Equity, a firm specializing in acquiring and operating technology organizations and technology-enabled service companies worldwide. The transaction yields initial gross sale proceeds of approximately $10.0 million, with an additional $3.0 million payable in the form of a revenue-based royalty over the next four years. This transaction resulted in an estimated loss on the sale of approximately $19.0 million which is included as part of the $31.0 million after tax charge recorded by the Company during the third quarter of 2001.

     On December 3, 2001, The Company entered into an agreement, subject to the approval of the Company's board of directors, to sell its French Taxation Services business for approximately 352 million French francs. On December 10, 2001, the executive committee of the Company's board of directors ratified the agreement and authorized the sale of the Company French Taxation Services business. On December 14, 2001, the Company consummated the sale of the French Taxation Services business and received gross

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES proceeds of approximately $48.3 million which will result in a net loss on the transaction of approximately $54.0 million in the fourth quarter of 2001.

  CONVERTIBLE NOTES

     On November 26, 2001, the Company closed on a $95.0 million offering of its 4 3/4% convertible subordinated notes due 2006. The Company issued an additional $15.0 million of the notes on December 3, 2001, and on December 4, 2001, the initial purchasers of the notes issued on November 26, 2001 purchased an additional $15.0 million of the notes to cover over allotments, bringing to $125.0 million the aggregate amount issued. The Company received net proceeds from the offering of approximately $121.4 million. The proceeds of the notes were used to pay down the Company's outstanding balance under its senior credit facility.

     The notes are convertible into the Company's common stock at a conversion price of $7.74 per share which is equal to a conversion rate of 129.1990 shares per $1,000 principal amount of notes, subject to adjustment. The Company may redeem some or all of the notes at any time on or after November 26, 2004 at a redemption price of $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest, if prior to the redemption date the closing price of the Company common stock has exceeded 140% of the then conversion price for at least twenty trading days within a period of thirty consecutive days ending on the trading date before the date of mailing of the optional redemption notice.

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                               PAGE
                                                              NUMBER
                                                              ------
Independent Auditors' Reports...............................    38

Consolidated Statements of Operations for the Years ended
  December 31, 2000, 1999 and 1998..........................    40

Consolidated Balance Sheets as of December 31, 2000 and
  1999......................................................    41

Consolidated Statements of Shareholders' Equity for the
  Years ended December 31, 2000, 1999 and 1998..............    42

Consolidated Statements of Cash Flows for the Years ended
  December 31, 2000, 1999 and 1998..........................    43

Notes to Consolidated Financial Statements..................    44

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
The Profit Recovery Group International, Inc.:

     We have audited the accompanying Consolidated Balance Sheets of The Profit Recovery Group International, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related Consolidated Statements of Operations, Shareholders' Equity, and Cash Flows for each of the years in the three-year period ended December 31, 2000. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in
Item 7. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits. We did not audit the consolidated financial statements of PRG France, S.A. and subsidiaries. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, in so far as it relates to the amounts included for PRG France, S.A. and subsidiaries, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our report and the reports of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Profit Recovery Group International, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

     As discussed in Notes 2(b) and 1(d) to the consolidated financial statements, the Company changed its method of revenue recognition in 2000 and 1999, respectively.

                                          KPMG LLP

Atlanta, Georgia
March 15, 2001, except
for the second and third paragraphs
of Note 2 as to which the
date is December 14, 2001

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders of
PRG France S.A.

     We have audited the consolidated balance sheets of PRG France S.A. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

     ERNST & YOUNG Audit

          Any ANTOLA

        Paris, France
        March 9, 2001

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      YEARS ENDED DECEMBER 31,
                                                               --------------------------------------
                                                                  2000          1999          1998
                                                               ----------    ----------    ----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues....................................................    $255,110      $246,378      $180,903
Cost of revenues............................................     139,430       132,115        97,268
Selling, general and administrative expenses (Note 16)......     100,435        78,757        60,900
                                                                --------      --------      --------
  Operating income..........................................      15,245        35,506        22,735
Interest (expense), net.....................................      (5,270)       (2,234)         (403)
                                                                --------      --------      --------
  Earnings from continuing operations before income taxes,
    discontinued operations and cumulative effect of
    accounting change.......................................       9,975        33,272        22,332
Income taxes (Note 6).......................................       4,389        13,642         8,263
                                                                --------      --------      --------
  Earnings from continuing operations before discontinued
    operations and cumulative effect of accounting change...       5,586        19,630        14,069
Discontinued operations (Note 2):
  Earnings (loss) from discontinued operations, net of
    income taxes of $(10,217), $6,424 and $3,565 in 2000,
    1999 and 1998, respectively, including cumulative effect
    of accounting change of $(26,145) in 2000...............     (44,714)        7,806           565
  Gain (loss) on disposal from discontinued operations
    including operating results for phase-out period, net of
    income taxes............................................          --            --            --
                                                                --------      --------      --------
  Earnings (loss) from discontinued operations..............     (44,714)        7,806           565
                                                                --------      --------      --------
  Earnings (loss) before cumulative effect of accounting
    change..................................................     (39,128)       27,436        14,634
Cumulative effect of accounting change (Note 1 (d)).........          --       (29,195)           --
                                                                --------      --------      --------
         Net earnings (loss)................................    $(39,128)     $ (1,759)     $ 14,634
                                                                ========      ========      ========
Basic earnings (loss) per share (Note 15):
  Earnings from continuing operations before discontinued
    operations and cumulative effect of accounting change...    $   0.11      $   0.41      $   0.36
  Discontinued operations...................................       (0.91)         0.16          0.01
  Cumulative effect of accounting change....................          --         (0.61)           --
                                                                --------      --------      --------
         Net earnings (loss)................................    $  (0.80)     $  (0.04)     $   0.37
                                                                ========      ========      ========
Diluted earnings (loss) per share (Note 15):
  Earnings from continuing operations before discontinued
    operations and cumulative effect of accounting change...    $   0.11      $   0.40      $   0.35
  Discontinued operations...................................       (0.90)         0.15          0.01
  Cumulative effect of accounting change....................          --         (0.59)           --
                                                                --------      --------      --------
         Net earnings (loss)................................    $  (0.79)     $  (0.04)     $   0.36
                                                                ========      ========      ========
Pro forma amounts, assuming the new accounting method is
  applied retroactively (Note 1 (d)):
         Earnings from continuing operations................                                $  2,427
                                                                                            ========
         Basic earnings per share from continuing
           operations.......................................                                $   0.06
                                                                                            ========
         Diluted earnings per share from continuing
           operations.......................................                                $   0.06
                                                                                            ========

          See accompanying Notes to Consolidated Financial Statements.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                               SHARE AND PER SHARE
                                                                      DATA)
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 16,127    $ 14,150
  Receivables:
    Contract receivables, less allowance for doubtful
     accounts of $2,782 in 2000 and $794 in 1999............    48,029      42,480
    Employee advances and miscellaneous receivables.........     4,500       6,420
                                                              --------    --------
        Total receivables...................................    52,529      48,900
                                                              --------    --------
  Prepaid expenses and other current assets.................     2,117       1,366
  Deferred income taxes (Note 6)............................    10,099       2,402
  Net assets of discontinued operations (Note 2)............   173,769     178,491
                                                              --------    --------
        Total current assets................................   254,641     245,309
                                                              --------    --------
Property and equipment:
  Computer and other equipment..............................    47,642      41,100
  Furniture and fixtures....................................     3,501       3,808
  Leasehold improvements....................................     4,763       4,124
                                                              --------    --------
                                                                55,906      49,032
  Less accumulated depreciation and amortization............    30,546      18,704
                                                              --------    --------
        Property and equipment, net.........................    25,360      30,328
                                                              --------    --------
Noncompete agreements, less accumulated amortization of
  $6,707 in 2000 and $5,796 in 1999.........................       937       1,711
Deferred loan costs, less accumulated amortization of $1,341
  in 2000 and $795 in 1999..................................     1,701       1,492
Goodwill, less accumulated amortization of $16,812 in 2000
  and $8,575 in 1999........................................   168,206     176,434
Deferred income taxes (Note 6)..............................     1,785       5,007
Other assets................................................       602         476
                                                              --------    --------
                                                              $453,232    $460,757
                                                              ========    ========
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $ 11,258    $  5,209
  Accrued business acquisition consideration (Notes 2 and
    10).....................................................     7,567      40,000
  Accrued payroll and related expenses......................    27,508      23,028
                                                              --------    --------
        Total current liabilities...........................    46,333      68,237
Long-term debt (Note 4).....................................   153,361      92,811
Deferred compensation (Note 7)..............................     5,615       4,656
Other long-term liabilities.................................       394          83
                                                              --------    --------
        Total liabilities...................................   205,703     165,787
                                                              --------    --------
Shareholders' equity (Notes 2, 4, 7, 8, 10 and 11):
  Preferred stock, no par value. Authorized 500,000 shares;
    no shares issued or outstanding in 2000 and 1999........        --          --
  Participating preferred stock, no par value. Authorized
    500,000 shares; no shares issued or outstanding in 2000
    and 1999................................................        --          --
  Common stock, no par value; $.001 stated value per share.
    Authorized 200,000,000 shares; issued 49,912,231 shares
    in 2000 and 49,363,044 shares in 1999...................        50          49
  Additional paid-in capital................................   316,127     302,455
  Accumulated deficit.......................................   (40,035)       (907)
  Accumulated other comprehensive loss......................    (5,864)     (6,627)
  Treasury stock at cost, 2,435,990 shares in 2000..........   (21,024)         --
  Unearned portion of restricted stock......................    (1,725)         --
                                                              --------    --------
        Total shareholders' equity..........................   247,529     294,970
                                                              --------    --------
Commitments and contingencies (Notes 2, 3, 4, 5, 8, 9, and
  10)
                                                              $453,232    $460,757
                                                              ========    ========

          See accompanying Notes to Consolidated Financial Statements.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                                       ACCUMULATED
                                                                                          OTHER
                                                                                      COMPREHENSIVE
                                             COMMON                      RETAINED     (LOSS) FOREIGN               UNEARNED
                                              STOCK       ADDITIONAL     EARNINGS        CURRENCY                 PORTION OF
                                          -------------    PAID-IN     (ACCUMULATED    TRANSLATION     TREASURY   RESTRICTED
                                          SHARES   COST    CAPITAL       DEFICIT)      ADJUSTMENTS      STOCK       STOCK
                                          ------   ----   ----------   ------------   --------------   --------   ----------
                                                                            (IN THOUSANDS)
BALANCE AT DECEMBER 31, 1997............  34,981   $35     $ 57,629      $(10,964)       $(1,163)      $     --    $    --
Comprehensive income:
 Net earnings...........................      --    --           --        14,634             --             --         --
 Other comprehensive income (loss) --
   foreign currency translation
   adjustments:
   Continuing operations................      --    --           --            --         (1,439)            --         --
   Discontinued operations..............      --    --           --            --             --             --         --
 Comprehensive income...................      --    --           --            --             --             --         --
Issuances of common stock:
 Issuances under employee stock option
   plans (including tax benefits of
   $1,096)..............................     341    --        4,365            --             --             --         --
 Other common stock issuances...........   6,926     7       81,163            --             --             --         --
Distributions to former Sub S
 shareholders...........................      --    --           --          (439)            --             --         --
                                          ------   ---     --------      --------        -------       --------    -------
BALANCE AT DECEMBER 31, 1998............  42,248    42      143,157         3,231         (2,602)            --         --
Reclassification of S Corporation
 earnings of PRS........................      --    --        1,766        (1,766)            --             --         --
Comprehensive loss:
 Net loss...............................      --    --           --        (1,759)            --             --         --
 Other comprehensive loss -- foreign
   currency translation adjustments:
   Continuing operations................      --    --           --            --         (4,025)            --         --
   Discontinued operations..............      --    --           --            --             --             --         --
 Comprehensive loss.....................      --    --           --            --             --             --         --
Issuances of common stock:
 Issuances under employee stock option
   plans (including tax benefits of
   $3,551)..............................     421    --        7,599            --             --             --         --
 Other common stock issuances...........   5,657     6      118,504            --             --             --         --
Distributions to former Sub S
 shareholders...........................      --    --           --          (613)            --             --         --
Conversion of shareholder loans.........   1,037     1       30,391            --             --             --         --
Transaction costs paid directly by
 shareholders...........................      --    --        1,070            --             --             --         --
Fractional shares paid in cash..........      --    --          (32)           --             --             --         --
                                          ------   ---     --------      --------        -------       --------    -------
BALANCE AT DECEMBER 31, 1999............  49,363    49      302,455          (907)        (6,627)            --         --
Comprehensive loss:
 Net loss...............................      --    --           --       (39,128)            --             --         --
 Other comprehensive income (loss) --
   foreign currency translation
   adjustments:
   Continuing operations................      --    --           --            --            763             --         --
   Discontinued operations..............      --    --           --            --             --             --         --
 Comprehensive loss.....................      --    --           --            --             --             --         --
Issuances of common stock:
 Issuances under employee stock option
   plans (including tax benefits of
   $2,165)..............................     241     1        7,770            --             --             --     (1,725)
 Other common stock issuances...........     308    --        5,902            --             --             --         --
Treasury shares repurchased (2,436
 shares)................................      --    --           --            --             --        (21,024)        --
                                          ------   ---     --------      --------        -------       --------    -------
BALANCE AT DECEMBER 31, 2000............  49,912   $50     $316,127      $(40,035)       $(5,864)      $(21,024)   $(1,725)
                                          ======   ===     ========      ========        =======       ========    =======


                                                              TOTAL
                                          COMPREHENSIVE   SHAREHOLDERS'
                                          INCOME (LOSS)      EQUITY
                                          -------------   -------------
                                                 (IN THOUSANDS)
BALANCE AT DECEMBER 31, 1997............    $     --        $ 45,537
Comprehensive income:
 Net earnings...........................      14,634          14,634
 Other comprehensive income (loss) --
   foreign currency translation
   adjustments:
   Continuing operations................      (1,439)         (1,439)
   Discontinued operations..............         263              --
 Comprehensive income...................      13,458              --
Issuances of common stock:
 Issuances under employee stock option
   plans (including tax benefits of
   $1,096)..............................          --           4,365
 Other common stock issuances...........          --          81,170
Distributions to former Sub S
 shareholders...........................          --            (439)
                                            --------        --------
BALANCE AT DECEMBER 31, 1998............          --         143,828
Reclassification of S Corporation
 earnings of PRS........................          --              --
Comprehensive loss:
 Net loss...............................      (1,759)         (1,759)
 Other comprehensive loss -- foreign
   currency translation adjustments:
   Continuing operations................      (4,025)         (4,025)
   Discontinued operations..............      (2,747)             --
 Comprehensive loss.....................      (8,531)             --
Issuances of common stock:
 Issuances under employee stock option
   plans (including tax benefits of
   $3,551)..............................          --           7,599
 Other common stock issuances...........          --         118,510
Distributions to former Sub S
 shareholders...........................          --            (613)
Conversion of shareholder loans.........          --          30,392
Transaction costs paid directly by
 shareholders...........................          --           1,070
Fractional shares paid in cash..........          --             (32)
                                            --------        --------
BALANCE AT DECEMBER 31, 1999............          --         294,970
Comprehensive loss:
 Net loss...............................     (39,128)        (39,128)
 Other comprehensive income (loss) --
   foreign currency translation
   adjustments:
   Continuing operations................         763             763
   Discontinued operations..............      (5,903)             --
 Comprehensive loss.....................     (44,268)             --
Issuances of common stock:
 Issuances under employee stock option
   plans (including tax benefits of
   $2,165)..............................          --           6,046
 Other common stock issuances...........          --           5,902
Treasury shares repurchased (2,436
 shares)................................          --         (21,024)
                                            --------        --------
BALANCE AT DECEMBER 31, 2000............    $     --        $247,529
                                            ========        ========

          See accompanying Notes to Consolidated Financial Statements.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2000       1999       1998
                                                              --------   --------   ---------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net earnings (loss).......................................  $(39,128)  $ (1,759)  $  14,634
  Cumulative effect of accounting change....................        --     29,195          --
  (Earnings) loss from discontinued operations..............    44,714     (7,806)       (565)
                                                              --------   --------   ---------
  Earnings from continuing operations.......................     5,586     19,630      14,069
  Adjustments to reconcile net earnings (loss) to net cash
    provided by operating activities:
    Depreciation and amortization...........................    22,203     17,564      10,821
    Loss on sale of property and equipment..................        --         --         168
    Restricted stock compensation expense...................       247         --          --
    Interest accrued on shareholder loans...................        --        860          --
    Deferred compensation expense...........................       950        783         890
    Deferred income taxes, net of cumulative effect of
      accounting change.....................................    (4,475)       661       3,231
  Changes in assets and liabilities, net of effects of
    acquisitions:
    Receivables.............................................    (2,966)   (36,403)    (35,307)
    Prepaid expenses and other current assets...............      (828)      (800)        534
    Other assets............................................      (127)       927        (938)
    Accounts payable and accrued expenses...................     5,805     (2,893)      3,504
    Accrued payroll and related expenses....................     4,729      2,521      17,367
    Deferred tax recovery audit revenue.....................        --         --          20
    Other long-term liabilities.............................        14         20         281
                                                              --------   --------   ---------
         Net cash provided by operating activities..........    31,138      2,870      14,640
                                                              --------   --------   ---------
Cash flows from investing activities:
    Purchases of property and equipment.....................    (8,169)   (17,567)    (16,688)
    Acquisitions of businesses (net of cash acquired).......   (40,000)   (33,343)    (95,347)
                                                              --------   --------   ---------
         Net cash used in investing activities..............   (48,169)   (50,910)   (112,035)
                                                              --------   --------   ---------
Cash flows from financing activities:
    Proceeds from issuance of long-term debt................    62,206     75,399     110,512
    Proceeds from loans from shareholders...................        --      2,061          --
    Acquisition costs paid directly by former PRS
      shareholders..........................................        --      1,070          --
    Repayments of long-term debt............................        --    (93,732)    (24,924)
    Payments for deferred loan costs........................      (650)      (249)     (1,797)
    Net proceeds from common stock issuances................     5,784    102,575      43,031
    Distributions to former Sub S shareholders..............        --       (613)       (439)
    Purchase of treasury shares.............................   (21,024)        --          --
                                                              --------   --------   ---------
         Net cash provided by financing activities..........    46,316     86,511     126,383
                                                              --------   --------   ---------
Net cash used in discontinued operations....................   (26,607)   (44,106)    (22,636)
Effect of exchange rates on cash and cash equivalents.......      (701)      (231)         --
                                                              --------   --------   ---------
         Net change in cash and cash equivalents............     1,977     (5,866)      6,352
Cash and cash equivalents at beginning of year..............    14,150     20,016      13,664
                                                              --------   --------   ---------
Cash and cash equivalents at end of year....................  $ 16,127   $ 14,150   $  20,016
                                                              ========   ========   =========
Supplemental disclosure of cash flow information:
    Cash paid during the year for interest..................  $  3,410   $  1,342   $     208
                                                              ========   ========   =========
    Cash paid during the year for income taxes, net of
      refunds received......................................  $ 10,673   $ 12,004   $   4,702
                                                              ========   ========   =========
Supplemental disclosure of noncash investing and financing
  activities:
    In conjunction with acquisitions of businesses, the
      Company assumed liabilities as follows:
    Fair value of assets acquired...........................  $ 40,000   $ 33,343   $ 150,023
    Cash paid for the acquisitions (net of cash acquired)...   (40,000)   (33,343)    (95,347)
    Fair value of shares issued for acquisitions............        --         --     (27,115)
                                                              --------   --------   ---------
         Liabilities assumed................................  $     --   $     --   $  27,561
                                                              ========   ========   =========
    Shareholder loans contributed to capital by former
      equity shareholders of Meridian.......................  $     --   $ 30,391   $      --
                                                              ========   ========   =========

          See accompanying Notes to Consolidated Financial Statements.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Description of Business and Basis of Presentation

  Description of Business

     The principal business of The Profit Recovery Group International, Inc. and subsidiaries (the "Company") is providing recovery audit, expense containment and knowledge application services to large and mid-size businesses having numerous payment transactions with many vendors. These businesses include, but are not limited to:

     - retailers such as discount, department, specialty, grocery and drug stores;

     - manufacturers of pharmaceuticals, consumer electronics, chemicals and aerospace and medical products;

     - wholesale distributors of computer components, food products and pharmaceuticals; and

     - healthcare providers such as hospitals and health maintenance organizations.

     The Company currently services approximately 2,500 clients in over 33 different countries outside the United States.

  Basis of Presentation

     As indicated in Note (1) (d), the Company made the decision in the second quarter of 1999, to recognize revenue on all of its then existing operations when it invoices clients for its fee, retroactive to January 1, 1999. In accordance with the applicable requirements of accounting principles generally accepted in the United States of America, financial statements for periods prior to 1999 have not been restated. AS A RESULT, CERTAIN FINANCIAL STATEMENT AMOUNTS FOR 1999 WILL NOT BE DIRECTLY COMPARABLE TO CORRESPONDING AMOUNTS FOR 1998.

     As indicated in Note 10, the Company acquired PRS International, Ltd. ("PRS") in August 1999. This acquisition was accounted for as a pooling-of-interests. Accordingly, the Company's previously reported consolidated financial statements for all prior periods have been retroactively restated, as required under accounting principles generally accepted in the United States of America, to include the accounts of PRS.

     On July 20, 1999, the Company declared a 3-for-2 stock split effected in the form of a stock dividend for shareholders of record on August 2, 1999, payable on August 17, 1999. All share and per share amounts have been retroactively restated to give effect to the aforementioned stock split.

     Certain reclassifications have been made to 1999 and 1998 amounts to conform to the presentation in 2000.

(b) Principles of Consolidation

     The consolidated financial statements include the financial statements of the Company and its wholly and majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates. A material estimate that is particularly susceptible to change is the estimation of uncollectible claims when the submitted claims basis of revenue recognition is used (see (d) Revenue Recognition).

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

(c) Discontinued Operations

     Financial statements for years prior to 2000 have been restated to separately report results of discontinued operations from results of continuing operations. Disclosures included herein pertain to the Company's continuing operations unless otherwise noted.

(d) Revenue Recognition

     Due to the Company's continuing and substantial expansion beyond its historical client base and original service offerings, as well as the administrative desirability of standardizing revenue recognition practices, the Company made the decision at the conclusion of the second quarter of 1999 to recognize revenue on all of its then existing operations when it invoices clients for its fee. Accounting principles generally accepted in the United States of America required that this change be implemented retroactively to January 1, 1999. The Company had previously recognized revenue from services provided to its historical client base (consisting of retailers, wholesale distributors and governmental agencies) at the time overpayment claims were presented to and approved by its clients. In effecting this change, the Company has reported, as of January 1, 1999, a non-cash, after-tax charge of $29.2 million as the cumulative effect of a change in an accounting principle. The cumulative effect of the accounting change was derived as follows (in thousands):

Unbilled contract receivables at December 31, 1998, as
  adjusted..................................................   $ 69,432
Less: auditor payroll accrual at December 31, 1998
  associated with unbilled contract receivables.............    (21,564)
                                                               --------
     Subtotal...............................................     47,868
Less: related income tax effect at 39.0%....................    (18,673)
                                                               --------
  Cumulative effect of accounting change....................   $ 29,195
                                                               ========

     During years ended December 31, 1998 and prior, the Company recognized revenues on services provided to its historical client base at the time overpayment claims were presented to and approved by its clients, as adjusted for estimated uncollectible claims. Estimated uncollectible claims were initially established, and subsequently adjusted, for each individual client based upon historical collection rates, types of claims identified, current industry conditions, and other factors which, in the opinion of management, deserved recognition. Under this submitted claims basis of revenue recognition, as applied to the Company's historical client base, the Company recorded revenues at estimated net realizable value without reserves. Accordingly, adjustments to uncollectible claim estimates were directly charged or credited to earnings, as appropriate.

     The Company's revenue recognition policy has been revised, effective January 1, 1999, as follows:

     The Company's revenues are based on specific contracts with its clients. Such contracts generally specify (a) time periods covered by the audit, (b) nature and extent of audit services to be provided by the Company, (c) client's duties in assisting and cooperating with the Company, and (d) fees payable to the Company generally expressed as a specified percentage of the amounts recovered by the client resulting from liability overpayment claims identified.

     In addition to contractual provisions, most clients also establish specific procedural guidelines which the Company must satisfy prior to submitting claims for client approval. These guidelines are unique to each client and impose specific requirements on the Company such as adherence to vendor interaction protocols, provision of advance written notification to vendors of forthcoming claims, securing written claim validity concurrence from designated client personnel and, in limited cases, securing written claim validity concurrence from the involved vendors. Approved claims are processed by clients and generally taken as credits against outstanding payables or future purchases from the vendors involved. The Company recognizes revenue on the invoice basis. Clients are invoiced for a contractually specified percentage of amounts recovered when it

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES has been determined that they have received economic value, (generally through credits taken against existing accounts payable due to the involved vendors or refund checks received from those vendors), and when the following criteria are met: (a) persuasive evidence of an arrangement exists; (b) services have been rendered; (c) the fee billed to the client is fixed or determinable and (d) collectibility is reasonably assured.

(e) Cash Equivalents

     Cash equivalents at December 31, 2000 and 1999 included $0.9 million and $-0- million, respectively, of temporary investments held at U.S. banks.

     From time to time, the Company invests excess cash in reverse repurchase agreements with Bank of America, which are fully collateralized by United States of America Treasury Notes in the possession of such bank. The Company does not intend to take possession of collateral securities on future reverse repurchase agreement transactions conducted with banking institutions of national standing. The Company does insist, however, that all such agreements provide for full collateralization using obligations of the United States of America having a current market value equivalent to or exceeding the reverse repurchase agreement amount. No such reverse purchase agreements were outstanding at December 31, 2000 or 1999.

(f) Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets (3 years for computer and other equipment and 5 years for furniture and fixtures). Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated life of the asset. Internally developed software is amortized over expected useful lives ranging from three to seven years.

(g) Direct Expenses

     Direct expenses incurred during the course of accounts payable audits and other recovery audit services are expensed as incurred.

(h) Internal Use Computer Software

     Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" provides guidance on a variety of issues relating to costs of internal use software including which of these costs should be capitalized and which should be expensed as incurred. This pronouncement became effective for fiscal years beginning after December 15, 1998 although earlier application was encouraged. The Company chose to early adopt this pronouncement effective January 1, 1998 since it provides definitive accounting guidance on a large-scale information systems development project initiated by the Company during the first quarter of 1998.

(i) Intangibles

     Goodwill. Goodwill represents the excess of the purchase price over the estimated fair market value of net assets of acquired businesses. The Company evaluates the unique relevant aspects of each individual acquisition when establishing an appropriate goodwill amortization period, and amortizes all goodwill amounts on a straight-line basis. Goodwill recorded as of December 31, 2000 is being amortized over periods ranging from seven to 25 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. This amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

     Noncompete Agreements. Noncompete agreements are recorded at cost and are amortized on a straight-line basis over the terms of the respective agreements.

     Deferred Loan Costs. Deferred loan costs are recorded at cost and are amortized on a straight-line basis over the terms of the respective loan agreements.

(j) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(k) Foreign Currency Translation

     The local currency has been used as the functional currency in the countries in which the Company conducts business outside of the United States. The assets and liabilities denominated in foreign currency are translated into U.S. dollars at the current rates of exchange at the balance sheet date and revenues and expenses are translated at the average monthly exchange rates. The translation gains and losses are included as a separate component of shareholders' equity. Translation gains and losses included in results of operations are not material.

(l) Earnings Per Share

     The Company applies the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." Basic earnings per share is computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing net earnings by the sum of (1) the weighted average number of shares of common stock outstanding during the year, (2) the dilutive effect of the assumed exercise of stock options using the treasury stock method, and (3) dilutive effect of other potentially dilutive securities.

(m) Employee Stock Options

     The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be measured on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net earnings and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123, "Accounting for Stock-Based Compensation," had been applied. The options granted generally vest and become fully exercisable on a ratable basis over four or five years of continued employment. The Company recognizes compensation expense on the straight line basis for compensatory stock awards with ratable vesting.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

(n) Comprehensive Income

     Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes rules for the reporting of comprehensive income and its components. Comprehensive income for the Company consists of net earnings (loss) and foreign currency translation adjustments, and is presented in the accompanying Consolidated Statements of Shareholders' Equity. The adoption of SFAS No. 130 had no impact on total shareholders' equity. Prior year financial statements have been reclassified to conform to the SFAS No. 130 requirements.

(2) DISCONTINUED OPERATIONS

     In March 2001, the Company formalized a strategic realignment initiative designed to enhance the Company's financial position and clarify its investment and operating strategy by focusing primarily on its core Accounts Payable business. Under this strategic realignment initiative, the Company announced its intent to divest the following non-core businesses: Meridian VAT Reclaim ("Meridian") within the former Taxation Services segment, the Logistics Management Services segment, the Communications Services segment and the Ship and Debit ("Ship & Debit") division within the Accounts Payable Services segment.

     On October 30, 2001, the Company consummated the sale of its Logistics Management Services segment to Platinum Equity, a firm specializing in acquiring and operating technology organizations and technology-enabled service companies worldwide. The transaction yields initial gross sale proceeds of approximately $10.0 million, with an additional $3.0 million payable in the form of a revenue-based royalty over the next four years. This transaction resulted in an estimated loss on the sale of approximately $19.0 million which is included as part of the $31.0 million after tax charge recorded by the Company during the third quarter of 2001.

     On December 3, 2001, The Company entered into an agreement, subject to the approval of the Company's board of directors, to sell its French Taxation Services business for approximately 352 million French francs. On December 10, 2001, the executive committee of the Company's board of directors ratified the agreement and authorized the sale of the Company's French Taxation Services business. On December 14, 2001, the Company consummated the sale of the French Taxation Services business with gross proceeds of approximately $48.3 million which will result in a net loss on the transaction of approximately $54.0 million in the fourth quarter of 2001.

     The non-core businesses to be divested are comprised of various acquisitions completed by the Company during the periods 1997 through 2000. The acquisition of Meridian was accounted for as a pooling-of-interests, in which the Company issued 6,114,375 unregistered shares of the Company's common stock. The other acquisitions which comprise the remainder of non-core businesses to be divested and the French Taxation Services business were accounted for as purchases with collective consideration paid of $116.2 million in cash (including accrued business acquisition consideration at December 31, 2000) and 4,884,106 restricted, unregistered shares of the Company's common stock.

     The Company's consolidated financial statements have been restated to reflect Meridian, Logistics Management Services, Communications Services, Ship & Debit and French Taxation Services as discontinued operations for all periods presented. Operating results of the discontinued operations are summarized below. The amounts exclude general corporate overhead previously allocated to Meridian, Logistics Management Services, Communications Services and French Taxation Services for segment reporting purposes. The amounts include interest on debt and an allocation of the interest on the Company's general credit facility. Interest allocated to discontinued operations was $4.8 million, $3.3 million and $5.4 million in 2000, 1999 and 1998, respectively.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

     Summarized financial information for the discontinued operations is as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                          2000       1999      1998
                                                        --------   --------   -------
                                                               (IN THOUSANDS)
Revenues..............................................  $122,829   $103,269   $61,242

                                                           DECEMBER 31,
                                                        -------------------
                                                          2000       1999
                                                        --------   --------
                                                          (IN THOUSANDS)
Current assets........................................  $ 74,574   $ 83,573
Total assets..........................................   230,622    241,025
Total current liabilities.............................    62,672     59,783
Total liabilities.....................................    65,226     65,004
Accumulated other comprehensive loss..................    (8,373)    (2,470)
Net assets of discontinued operations.................   173,769    178,491

(a) Charges Taken in Discontinued Operations

     During the fourth quarter of 2000, the Company recognized approximately $32.7 million of nonrecurring charges (including goodwill impairment charges) related to discontinued operations.

     The Company determined that the net book value of goodwill recorded for certain of the discontinued operations exceeded the projected undiscounted future operating cash flows of those business units. Accordingly, the Company recognized a goodwill impairment charge of approximately $28.7 million to adjust the net book value of the goodwill to the sum of the projected discounted future operating cash flows.

     Additionally, during the fourth quarter of 2000, the Company recognized charges of approximately $2.4 million related to the write-off of certain accounts receivable balances that were determined to be uncollectible, $0.9 million for employee termination benefits, $0.3 million related to the forgiveness of certain employee advances and $0.2 million in exit costs related to certain facilities.

(b) Revenue Recognition -- Conversion to Cash Basis for Certain Discontinued Operations

     In consideration of guidance issued by the Securities and Exchange Commission under Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), the Company has changed its method of accounting for revenues for Meridian retroactively to January 1, 2000. Based upon the guidance in SAB 101, the Company defers recognition of revenues to the accounting period when cash received from the foreign governments reimbursing value-added tax claims is transferred to Meridian's clients. In 1999 and prior periods, under the prior method of accounting, revenues were recognized at the time refund claims containing all required documentation were filed with appropriate governmental agencies in those instances where historical refund disallowance rates could be accurately estimated. The Company has recorded a non-cash, after-tax charge as of January 1, 2000, of $24.1 million related to Meridian's cumulative effect of a change in an accounting principle as part of the loss from discontinued operations.

     Additionally, in consideration of the guidance under SAB 101, the Company has changed its method of accounting for revenues for Ship & Debit retroactively to January 1, 2000. Based upon the guidance, the Company defers recognition of revenues to the accounting period when cash is received by the client. In 1999 and prior periods, under the prior method of accounting, revenues were recognized at the time that the Company invoiced clients for its fee. The Company has recorded a non-cash, after-tax charge as of January 1, 2000 of $2.0 million related to Ship & Debit's cumulative effect of a change in accounting principle as part of the loss from discontinued operations.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

(3) RELATED PARTY TRANSACTIONS

     Financial advisory and management services historically have been provided to the Company by two directors who are also shareholders of the Company. Such services by directors aggregated $39,000 in 2000, $64,000 in 1999, and $140,000 in 1998. The Company will continue to utilize the services provided by one director, and, as such, has agreed to pay that director a minimum of $72,000 in 2001 for financial advisory and management services.

     As indicated in Note 2, the Company acquired Meridian in August 1999 in a transaction accounted for as a pooling-of-interests. Accordingly, the Company's previously reported consolidated financial statements for all periods presented (which are now included in discontinued operations) have been retroactively restated, as required under accounting principles generally accepted in the United States of America, to include the accounts of Meridian. As of December 31, 1998, Meridian's separate balance sheet included $27.5 million in long-term loans due to its two principal shareholders. These loans plus additional borrowings in 1999 were converted into equity at their estimated fair value during August 1999 concurrent with completion of the merger.

(4) LONG-TERM DEBT

     Long-term debt is summarized as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                                2000      1999
                                                              --------   -------
                                                                (IN THOUSANDS)
Principal outstanding under $200.0 million senior bank
  credit facility (with weighted average interest rates of
  7.45% and 7.24% at December 31, 2000 and 1999,
  respectively). Principal due on July 29, 2003 at credit
  facility maturity.........................................  $153,361   $92,811
                                                              ========   =======

     On July 29, 1998, the Company replaced its then existing $30.0 million senior bank credit facility with a five-year, $150.0 million senior bank credit facility. Subject to adherence to standard loan covenants, borrowings under the new credit facility are available for working capital, acquisitions of other companies in the recovery audit industry, capital expenditures and general corporate purposes. The Company transferred $5.4 million in outstanding borrowings to the new credit facility on July 29, 1998. On September 18, 1998, the Company increased its credit facility from $150.0 million to $200.0 million and the facility was syndicated between nine banking institutions led by NationsBank, N.A. (now Bank of America) as agent for the group. The Company is not required to make principal payments under the credit facility until its maturity on July 29, 2003 unless the Company violates its debt covenants. The credit facility is secured by substantially all assets of the Company and interest on borrowings can be tied to either prime or LIBOR at the Company's discretion. The credit facility requires a fee for committed but unused credit capacity which can range between .20% and .50% per annum depending upon the Company's leverage ratio. As of December 31, 2000, the applicable rate for unused credit capacity was .50%. The credit facility contains customary covenants, including financial ratios and the prohibition of cash dividend payments to shareholders. At December 31, 2000, the Company was in compliance with all such covenants.

(5) LEASE COMMITMENTS

     The Company is committed under noncancelable operating lease arrangements for facilities and equipment. Rent expense for 2000, 1999, and 1998 was $6.7 million, $5.3 million, and $3.6 million,

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES respectively. The future minimum annual lease payments under these leases by year are summarized as follows (in thousands):

YEAR ENDING
DECEMBER 31,
------------
2001........................................................   $ 5,986
2002........................................................     6,005
2003........................................................     3,293
2004........................................................     2,583
2005........................................................       447
Thereafter..................................................         3
                                                               -------
                                                               $18,317
                                                               =======

(6) INCOME TAXES

     Total income taxes for the years ended December 31, 2000, 1999 and 1998 were allocated as follows (in thousands):

                                                          2000       1999      1998
                                                        --------   --------   -------
Earnings from continuing operations...................  $  4,389   $ 13,642   $ 8,263
Discontinued operations, including accounting change
  of $(1,268) in 2000.................................   (10,217)     6,424     3,565
Cumulative effect of accounting change................        --    (18,673)       --
Shareholders' equity, for compensation expense for tax
  purposes in excess of financial purposes............    (2,213)    (3,551)   (1,096)
                                                        --------   --------   -------
                                                        $ (8,041)  $ (2,158)  $10,732
                                                        ========   ========   =======

     Income taxes have been provided in accordance with SFAS No. 109, "Accounting for Income Taxes." Earnings before income taxes, discontinued operations and cumulative effect of accounting change for the years ended December 31, 2000, 1999 and 1998 relate to the following jurisdictions (in thousands):

                                                            2000     1999      1998
                                                           ------   -------   -------
United States............................................  $5,182   $31,873   $17,547
Foreign..................................................   4,793     1,399     4,785
                                                           ------   -------   -------
                                                           $9,975   $33,272   $22,332
                                                           ======   =======   =======

     The provision for income taxes attributable to earnings from continuing operations for the years ended December 31, 2000, 1999 and 1998 consists of the following (in thousands):

                                                            2000      1999      1998
                                                           -------   -------   ------
Current:
  Federal................................................  $ 5,841   $10,871   $1,610
  State..................................................      275     1,059      428
  Foreign................................................    2,926     2,525    2,501
                                                           -------   -------   ------
                                                             9,042    14,455    4,539
                                                           -------   -------   ------

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

                                                            2000      1999      1998
                                                           -------   -------   ------
Deferred:
  Federal................................................   (3,489)      (80)   2,110
  State..................................................     (613)     (222)     (41)
  Foreign................................................     (551)     (511)   1,655
                                                           -------   -------   ------
                                                            (4,653)     (813)   3,724
                                                           -------   -------   ------
          Total..........................................  $ 4,389   $13,642   $8,263
                                                           =======   =======   ======

     The following table summarizes the significant differences between the U.S. federal statutory tax rate and the Company's effective tax rate for earnings from continuing operations:

                                                              2000   1999   1998
                                                              ----   ----   ----
Statutory federal income tax rate...........................   35%    35%    35%
Foreign loss providing no tax benefit.......................    3      2      2
State income taxes, net of federal benefit..................  (4)      2      3
Nondeductible goodwill......................................    5      1      1
Other, net..................................................    5      1     (4)
                                                               --    ---    ---
                                                               44%    41%    37%
                                                               ==    ===    ===

     A summary of the components of deferred tax assets and liabilities as of December 31, 2000 and 1999 follows (in thousands):

                                                               2000      1999
                                                              -------   -------
Deferred income tax assets:
  Accounts payable and accrued expenses.....................  $ 1,192   $ 1,423
  Accrued payroll and related expenses......................    6,840     3,137
  Deferred compensation.....................................    2,204     1,796
  Depreciation..............................................    1,585       815
  Noncompete agreements.....................................    1,548     1,129
  Bad debts.................................................    2,128        --
  Realignment charges.......................................    1,016        --
  Foreign operating loss carryforward of foreign
     subsidiary.............................................    1,621     1,404
  Foreign tax credit carryforwards..........................      394     2,179
  State operating loss carryforwards........................      445       337
  Other.....................................................       --        87
                                                              -------   -------
          Gross deferred tax assets.........................   18,973    12,307
                                                              -------   -------
Deferred income tax liabilities:
  Prepaid expenses..........................................       82        24
  Goodwill..................................................    3,607     2,038
  Capitalized software......................................    1,856     1,586
                                                              -------   -------
          Gross deferred tax liabilities....................    5,545     3,648
                                                              -------   -------
Less valuation allowance....................................   (1,544)   (1,250)
                                                              -------   -------
          Net deferred tax assets...........................  $11,884   $ 7,409
                                                              =======   =======

     SFAS No. 109 requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The valuation allowance as of December 31, 2000 and 1999 relates to the tax benefit of certain foreign operating losses associated with the Company's foreign subsidiary in Singapore. No other valuation allowances were deemed necessary for any other deferred tax assets since all deductible temporary differences are expected to be utilized primarily

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES against reversals of taxable temporary differences, and net operating loss carryforwards and foreign tax credit carryforwards are expected to be utilized through related future taxable and foreign source earnings.

     As of December 31, 2000, the Company had foreign income tax credit carryforwards amounting to $0.4 million, which will expire in 2005. The Company expects to generate sufficient foreign-sourced income by implementing reasonable tax planning strategies to fully utilize the foreign income tax credit carryforwards. Appropriate U.S. and international taxes have been recognized for earnings of subsidiary companies that are expected to be remitted to the parent company. As of December 31, 2000, the cumulative amount of unremitted earnings from the Company's international subsidiaries that is expected to be indefinitely reinvested was zero.

(7) EMPLOYEE BENEFIT PLANS

     The Company maintains a 401(k) Plan in accordance with Section 401(k) of the Internal Revenue Code, which allows eligible participating employees to defer receipt of a portion of their compensation up to 15% and contribute such amount to one or more investment funds. Employee contributions are matched by the Company in a discretionary amount to be determined by the Company each plan year up to $1,500 per participant. The Company may also make discretionary contributions to the Plan as determined by the Company each plan year. Company matching funds and discretionary contributions vest at the rate of 20% each year beginning after the participants' first year of service. Company contributions for continuing and discontinued operations were approximately $1.2 million in 2000, $0.5 million in 1999 and $0.4 million in 1998.

     The Company also maintains deferred compensation arrangements for certain key officers and executives. Total expense related to these deferred compensation arrangements was approximately $0.9 million, $0.8 million and $0.9 million in 2000, 1999, and 1998, respectively.

     Effective May 15, 1997, the Company established an employee stock purchase plan pursuant to Section 423 of the Internal Revenue Code of 1986, as amended. The plan covers 1,125,000 shares of the Company's common stock which may be authorized unissued shares, reacquired shares or shares bought on the open market. Through December 31, 2000, share certificates for 249,131 shares had been issued to employees under the plan. The Company is not required to recognize compensation expense related to this plan.

(8) SHAREHOLDER'S EQUITY

     On August 14, 2000, the Company issued 286,000 restricted shares of its common stock to certain employees (the "Stock Awards"). Of the total restricted shares issued, 135,000 restricted shares vest on a ratable basis over five years of continued employment. The remaining 151,000 restricted shares vest at the end of five years of continued employment. At December 31, 2000, 92,000 shares of the restricted common stock had been forfeited by former employees. Until vested, the restricted stock is nontransferable. The holders of the restricted shares are entitled to all other rights as a shareholder. Over the life of the Stock Awards, the Company will recognize $1.8 million in compensation expense. For the year ended December 31, 2000, the Company has recognized $0.1 million of compensation expense related to the Stock Awards.

     On August 1, 2000, the Company's Board of Directors (the "Board") authorized a shareholder protection plan designed to protect Company shareholders from coercive or unfair takeover techniques through the use of a shareholder protection rights agreement approved by the Board (the "Agreement"). The terms of the Agreement provide for a dividend of one right (collectively, the "Rights") to purchase a fraction of a share of participating preferred stock for each share owned. This dividend was declared for each share of common stock outstanding at the close of business on August 14, 2000. The Rights, which expire on August 14, 2010, may be exercised only if certain conditions are met, such as the acquisition (or the

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES announcement of a tender offer the consummation of which would result in the acquisition) of 15% or more of the Company's common stock by a person or affiliated group. Issuance of the Rights does not affect the finances of the Company, interfere with the Company's operations or business plans or affect earnings per share. The dividend is not taxable to the Company or its shareholders and does not change the way in which the Company's shares may be traded.

     Effective July 31, 2000, the Board amended the Company's Articles of Incorporation to establish a new class of stock, the participating preferred stock. The Board authorized 500,000 shares of the participating preferred stock, none of which have been issued.

     On July 26, 2000, the Board approved a share repurchase program. Under the share repurchase program, the Company can buy up to $40.0 million of its outstanding common stock. On October 24, 2000, the Board approved an increase of $10.0 million to the share repurchase plan, bringing the total the Company is authorized to spend to repurchase shares of its outstanding common stock in the open market to $50.0 million. As of December 31, 2000, the Company had repurchased approximately 2.4 million shares under the program at a cost of approximately $21.0 million.

     On July 20, 1999, the Company declared a 3-for-2 stock split effected in the form of a stock dividend for shareholders of record on August 2, 1999, payable on August 17, 1999. All share and per share amounts have been retroactively restated to give effect to the aforementioned stock split.

     On January 8, 1999, the Company sold 4.1 million newly issued shares of its common stock and certain selling shareholders sold an additional 1.2 million outstanding shares in an underwritten follow-on offering. The offering was priced at $22.67 per share. The proceeds of the offering (net of underwriting discounts and commissions) were distributed by the underwriting syndicate on January 13, 1999. The net proceeds from the 4.1 million shares sold by the Company, combined with the net proceeds from an additional 286,500 shares subsequently sold by the Company in late January 1999 upon exercise by the underwriting syndicate of their over-allotment option, were applied to reduce outstanding borrowings under the Company's $200.0 million bank credit facility. Additionally, 501,000 shares were sold in late January 1999 by certain selling shareholders in connection with the over-allotment option. The Company received no proceeds from the sale of such shares.

     On March 16, 1998, the Company sold 3.0 million newly issued shares of its common stock and certain selling shareholders sold an additional 3.6 million outstanding shares in an underwritten follow-on offering. The offering was priced at $14.00 per share. The proceeds of the offering (net of underwriting discounts and commissions) were distributed by the underwriting syndicate on March 20, 1998. The Company then used a portion of its net proceeds from the offering to repay the $24.8 million outstanding principal balance on its bank credit facility, along with accrued interest, on March 20, 1998. In April 1998, the Company received notification from its underwriting syndicate that the syndicate had exercised its full over-allotment option to purchase an additional 990,000 shares of Company common stock. All of these shares were then sold to the syndicate by certain selling shareholders. The Company received no proceeds from the sale of such shares.

     The Company has issued no preferred stock through December 31, 2000, and has no present intentions to issue any preferred stock, except for any potential issuance of participating preferred stock (500,000 shares authorized) pursuant to the shareholders protection rights agreement. The Company's other category of preferred stock (1,000,000 shares authorized) may be issued at any time or from time to time in one or more series with such designations, powers, preferences, rights, qualifications, limitations and restrictions (including dividend, conversion and voting rights) as may be determined by the Company's Board of Directors, without any further votes or action by the shareholders.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

(9) COMMITMENTS AND CONTINGENCIES

     Beginning on June 6, 2000, three putative class action lawsuits were filed against the Company and certain of its present and former officers in the United States District Court for the Northern District of Georgia, Atlanta Division. These cases were subsequently consolidated into one proceeding styled: In re Profit Recovery Group International, et seq. Inc. Sec. Litig., Civil Action File No. 1:00-CV-1416-CC (the "Securities Class Action Litigation"). On November 13, 2000, the Plaintiffs in these cases filed a Consolidated and Amended Complaint (the "Complaint"). In that Complaint, Plaintiffs allege that the Company, John
M. Cook, Scott L. Colabuono, and Michael A. Lustig (the "Defendants") violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by allegedly disseminating materially false and misleading information about a change in the Company's method of recognizing revenue and in connection with revenue reported for a division. Plaintiffs purport to bring this action on behalf of a putative class of persons who purchased the Company's stock between July 19, 1999 and July 26, 2000. Plaintiffs seek an unspecified amount of compensatory damages, payment of litigation fees and expenses, and equitable and/or injunctive relief. On January 24, 2001, Defendants filed a Motion to Dismiss the Complaint for failure to state a claim under the Private Securities Litigation Reform Act, 15 U.S.C.
sec. 78u-4 et seq. Plaintiffs filed their response to the Motion to Dismiss March 12, 2001 and Defendant's reply in support of that Motion is due on April 11, 2001. The Company believes the alleged claims in these lawsuits are without merit. The Company intends to defend this lawsuit vigorously. Due to the inherent uncertainties of the litigation process and the judicial system, the Company is unable to predict the outcome of this litigation. If the outcome of this litigation is adverse to the Company, it could have a material adverse effect on the Company's business, financial condition, and results of operations.

     In the normal course of business, the Company is involved in and subject to other claims, contractual disputes and other uncertainties. Management, after reviewing with legal counsel all of these actions and proceedings, believes that the aggregate losses, if any, will not have a material adverse effect on the Company's financial position or results of operations.

(10) ACQUISITIONS

     On August 6, 1998, the Company acquired substantially all the assets and assumed certain liabilities of Loder, Drew & Associates, Inc. ("Loder Drew"), a California-based international recovery auditing firm primarily serving clients in the manufacturing, financial services and other non-retail sectors. The transaction was accounted for as a purchase with initial consideration of $70.0 million in cash and 1.2 million restricted, unregistered shares of the Company's common stock valued at $11.05 per share. Additionally, the prior owners of Loder Drew received further purchase price consideration in March 1999 of $30.0 million in cash based on the financial performance of Loder Drew for the nine month period ended December 31, 1998, and purchase price consideration of $40.0 million in cash in the first quarter of 2000 based on the financial performance of Loder Drew for the year ending December 31, 1999. This acquisition resulted in final goodwill at December 31, 1999 of $153.6 million which is being amortized over 25 years using the straight-line method.

     On September 28, 1998, the Company acquired the net assets of Cost Recovery Professionals Pty Ltd, an Australia-based recovery auditing firm primarily serving clients in the retail sector. The transaction was accounted for as a purchase with consideration of $1.4 million and 150,000 restricted, unregistered shares of the Company's common stock valued at $12.31 per share. This acquisition resulted in goodwill of $3.3 million which is being amortized over 25 years using the straight-line method.

     On October 29, 1998, the Company acquired all the issued and outstanding common stock of Robert Beck & Associates, Inc. ("RBA"), a direct retail sector recovery auditing competitor based in Ringwood, Illinois. The Company also simultaneously purchased either the common stock or substantially all net assets of certain other entities that provided management services to RBA. The acquisitions were accounted for under the purchase method of accounting, and the collective consideration paid for RBA and related entities

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES consisted of $26.1 million in cash and 966,651 restricted, unregistered shares of the Company's common stock valued at $12.36 per share. These acquisitions resulted in goodwill of $36.9 million which is being amortized over 25 years using the straight-line method.

     On August 31, 1999, the Company acquired substantially all of the assets and assumed substantially all the liabilities of PRS International, Ltd. ("PRS"). PRS was a Texas-based recovery audit firm servicing primarily middle-market clients in a variety of industrial and commercial sectors. The transaction was accounted for as a pooling-of-interests with consideration of 1,113,043 unregistered shares of the Company's common stock.

     Results of operations for all 1998-1999 acquisitions accounted for under the purchase method of accounting have been included in the accompanying Consolidated Statements of Operations from their respective dates of acquisition except for (a) the August 6, 1998 acquisition of Loder Drew, which was included effective July 1, 1998 and (b) the October 29, 1998 acquisition of RBA, which was included effective October 1, 1998.

     The following represents the summary (unaudited) pro forma results of operations as if the 1998 acquisition of Loder Drew occurred at the beginning of 1998 (in thousands):

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   1998
                                                               ------------
Revenues....................................................     $202,687
                                                                 ========
Net earnings................................................     $ 12,471
                                                                 ========
Earnings per share:
  Basic.....................................................     $   0.32
                                                                 ========
  Diluted...................................................     $   0.31
                                                                 ========

     The Company has not included pro forma accrual basis results of operations for Cost Recovery Professionals Pty Ltd and RBA, as they are not deemed significant.

     The Consolidated Financial Statements for periods prior to the acquisition of PRS have been restated to include the accounts and results of operations of PRS. The results of operations previously reported by the separate enterprises and the combined amounts included in the accompanying Consolidated Financial Statements are summarized below:

                                                              SIX MONTHS        YEAR
                                                                 ENDED         ENDED
                                                               JUNE 30,     DECEMBER 31,
                                                                 1999           1998
                                                              -----------   ------------
                                                              (UNAUDITED)
Revenues
  The Profit Recovery Group International, Inc..............   $103,043       $166,179
  PRS International, Ltd. ..................................      9,606         14,724
                                                               --------       --------
          Combined..........................................   $112,649       $180,903
                                                               ========       ========
Net earnings (loss) from continuing operations
  The Profit Recovery Group International, Inc..............   $(23,539)      $ 13,662
  PRS International, Ltd. ..................................        870            407
                                                               --------       --------
          Combined..........................................   $(22,669)      $ 14,069
                                                               ========       ========

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

(11) STOCK OPTION PLAN

     The Company's Stock Incentive Plan, as amended, has authorized the grant of options to purchase 10,875,000 shares of the Company's common stock to key employees, directors, consultants and advisors. The substantial majority of options granted through December 31, 2000 have 10-year terms and vest and become fully exercisable on a ratable basis over four or five years of continued employment.

     Pro forma information regarding net earnings and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2000, 1999 and 1998:

                                                             2000      1999      1998
                                                            -------   -------   -------
Risk-free interest rates..................................     5.12%     5.85%     5.00%
Dividend yields...........................................       --        --        --
Volatility factor of expected market price................     .716      .533      .550
Weighted-average expected life of option..................  6 years   6 years   6 years

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma information for the years ended December 31, 2000, 1999 and 1998 for continuing and discontinued operations, combined, is as follows (in thousands, except for pro forma net earnings (loss) per share information):

                                                           2000      1999      1998
                                                         --------   -------   -------
Net earnings (loss) before accounting change and pro
  forma effect of compensation expense recognition
  provisions of SFAS No. 123...........................  $(39,128)  $27,436   $14,634
Pro forma effect of compensation expense recognition
  provisions of SFAS No. 123...........................    (4,679)   (6,146)   (2,707)
                                                         --------   -------   -------
Pro forma net earnings (loss) before accounting
  change...............................................  $(43,807)  $21,290   $11,927
                                                         ========   =======   =======
Pro forma net earnings (loss) per share before
  accounting change:
  Basic................................................  $  (0.90)  $  0.45   $  0.30
                                                         ========   =======   =======
  Diluted..............................................  $  (0.88)  $  0.43   $  0.30
                                                         ========   =======   =======

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

     A summary of the Company's stock option activity and related information for the years ended December 31 follows:

                                            2000                    1999                    1998
                                    ---------------------   ---------------------   --------------------
                                                 WEIGHTED                WEIGHTED               WEIGHTED
                                                 AVERAGE                 AVERAGE                AVERAGE
                                                 EXERCISE                EXERCISE               EXERCISE
                                     OPTIONS      PRICE      OPTIONS      PRICE      OPTIONS     PRICE
                                    ----------   --------   ----------   --------   ---------   --------
Outstanding -- beginning of
  year............................   7,133,026    $18.18     5,450,419    $13.13    3,306,740    $ 8.29
Granted...........................   2,981,690     14.21     2,344,775     27.94    2,578,350     18.34
Exercised.........................    (240,649)     8.58      (420,413)     8.15     (340,771)     6.20
Forfeited.........................  (2,746,240)    23.85      (241,755)    16.48      (93,900)    11.41
                                    ----------              ----------              ---------
Outstanding -- end of year........   7,127,827    $14.79     7,133,026    $18.18    5,450,419    $13.13
                                    ==========              ==========              =========
Exercisable at end of year........   2,295,328    $11.42     1,448,711    $10.86      773,601    $ 7.83
Weighted average fair value of
  options granted during year.....  $     9.58              $    16.02              $   10.46

     The following table summarizes information about stock options outstanding at December 31, 2000:

                                                                              EXERCISABLE
                                                                       --------------------------
                                   NUMBER     WEIGHTED-    WEIGHTED-                 WEIGHTED-
                                  OF SHARES    AVERAGE      AVERAGE     NUMBER        AVERAGE
                                   SUBJECT    REMAINING    EXERCISE       OF          EXERCISE
RANGE OF EXERCISE PRICES          TO OPTION      LIFE        PRICE      SHARES         PRICE
------------------------          ---------   ----------   ---------   ---------   --------------
$ 3.53 -- $10.99................  3,793,385   5.52 years    $ 8.32     1,415,469       $ 7.31
$11.00 -- $25.00................  2,049,567   7.76 years     18.19       761,154        15.93
Over $25.00.....................  1,284,875   8.87 years     28.48       118,705        31.52

     The weighted average remaining contract life of options outstanding at December 31, 2000 was 6.8 years.

(12) MAJOR CLIENTS

     During the year ended December 31, 2000, the Company had one customer, a mass merchandiser, that accounted for 10.1% of revenues. The Company did not have any major clients who individually provided revenues in excess of 10% of revenues during the years ended December 31, 1999 and 1998.

(13) OPERATING SEGMENTS AND RELATED INFORMATION

     The Company has a single reportable operating segment consisting of Accounts Payable Services. The Accounts Payable Services segment consists of the review of client accounts payable disbursements to identify and recover overpayments. This operating segment includes accounts payable services provided to retailers and wholesale distributors (the Company's historical client base) and accounts payable services provided to various other types of business entities by the Company's Commercial Division. The Accounts Payable Services operating segment conducts business in North America, South America, Europe, Australia, Africa and Asia.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

     The following table presents revenues by country based upon the location of clients served (in thousands):

                                                           2000       1999       1998
                                                         --------   --------   --------
United States..........................................  $194,124   $199,945   $147,232
United Kingdom.........................................    25,506     19,912     13,540
Canada.................................................    13,358     12,212     11,285
Mexico.................................................     9,703      5,945      3,568
France.................................................     2,305      2,649      1,685
Other..................................................    10,114      5,715      3,593
                                                         --------   --------   --------
                                                         $255,110   $246,378   $180,903
                                                         ========   ========   ========

     The following table presents long-lived assets by country based on location of the asset (in thousands):

                                                         2000       1999       1998
                                                       --------   --------   --------
United States........................................  $191,548   $203,068   $164,369
United Kingdom.......................................       782        569        562
Canada...............................................       503        623        305
Mexico...............................................       471        264         94
Other................................................     3,502      5,917      3,915
                                                       --------   --------   --------
                                                       $196,806   $210,441   $169,245
                                                       ========   ========   ========

(14) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts for cash and cash equivalents, receivables, notes payable to bank, accounts payable and accrued expenses, accrued business acquisition consideration and accrued payroll and related expenses approximate fair value because of the short maturity of these instruments.

     The fair values of each of the Company's long-term debt instruments are based on the amount of future cash flows associated with each instrument discounted using the Company's current borrowing rate for similar debt instruments of comparable maturity. The estimated fair value of the Company's long-term debt instruments at December 31, 2000 and 1999 was $138.1 million and $91.1 million, respectively, and the carrying value of the Company's long-term debt at December 31, 2000 and 1999 was $153.4 million and $92.8 million, respectively.

     Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

(15) EARNINGS PER SHARE

     The following table sets forth the computations of basic and diluted earnings per share for the years ended December 31, 2000, 1999 and 1998 (in thousands except for earnings (loss) per share information):

                                                          2000       1999      1998
                                                        --------   --------   -------
Numerator:
  Earnings from continuing operations before
     discontinued operations and cumulative effect of
     accounting change................................  $  5,586   $ 19,630   $14,069
  Discontinued operations.............................   (44,714)     7,806       565
  Cumulative effect of accounting change..............        --    (29,195)       --
                                                        --------   --------   -------
     Net earnings (loss)..............................  $(39,128)  $ (1,759)  $14,634
                                                        ========   ========   =======
Denominator:
  Denominator for basic earnings per share --
     weighted-average shares outstanding..............    48,871     47,498    39,248
  Effect of dilutive securities:
     Shares issuable for Groupe AP Earnout............       201         --        --
     Employee stock options...........................       737      1,882     1,128
                                                        --------   --------   -------
     Denominator for diluted earnings.................    49,809     49,380    40,376
                                                        ========   ========   =======
Basic earnings (loss) per share:
  Earnings from continuing operations before
     discontinued operations and cumulative effect of
     accounting change................................  $   0.11   $   0.41   $  0.36
  Discontinued operations.............................     (0.91)      0.16      0.01
  Cumulative effect of accounting change..............        --      (0.61)       --
                                                        --------   --------   -------
     Net earnings (loss)..............................  $  (0.80)  $  (0.04)  $  0.37
                                                        ========   ========   =======
Diluted earnings (loss) per share:
  Earnings from continuing operations before
     discontinued operations and cumulative effect of
     accounting change................................  $   0.11   $   0.40   $  0.35
  Discontinued operations.............................     (0.90)      0.15      0.01
  Cumulative effect of accounting change..............        --      (0.59)       --
                                                        --------   --------   -------
     Net earnings (loss)..............................  $  (0.79)  $  (0.04)  $  0.36
                                                        ========   ========   =======

     In 2000, 5.7 million stock options were excluded from the computation of diluted earnings per share due to their antidilutive effect.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

(16) BUSINESS ACQUISITION AND RESTRUCTURING EXPENSES

     Business acquisition and restructuring expenses included in selling, general and administrative expense consisted of the following components (in thousands):

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   1999
                                                               ------------
Acquisition-related expenses incurred by all parties in
  connection with the August 1999 acquisition of PRS........      $  948
Restructuring charge incurred in the fourth quarter of 1999
  in connection with combining the operations of PRS with
  those of the Company's existing Accounts Payable Services
  commercial unit...........................................       1,059
                                                                  ------
                                                                  $2,007
                                                                  ======

     The Company effected an acquisition of PRS which was completed in August 1999 and was accounted for as a pooling-of-interests. As required under accounting principles generally accepted in the United States of America governing pooling-of-interests accounting, acquisition-related expenses incurred by the Company, PRS and the shareholders of PRS were aggregated and charged to current operations in 1999. These expenses of approximately $0.9 million consisted principally of investment banking fees and legal and accounting fees. The Company combined the operations of PRS with its existing Accounts Payable Services commercial unit in the fourth quarter of 1999 and incurred a charge to operations of approximately $1.1 million to provide for certain employee severance payments and the costs of closing duplicative or unnecessary office facilities.

ITEM 7(C).  EXHIBITS

EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
   2.1+  --   Agreement and Plan of Reorganization, dated as of December
              11, 2001, among The Profit Recovery Group International,
              Inc., Howard Schultz & Associates International, Inc.,
              Howard Schultz, Andrew Schultz and certain trusts
              (incorporated by reference to Annex A to Registrant's proxy statement filed on December 11, 2001).
   2.2+  --   Agreement and Plan of Reorganization pursuant to Section
              368(a)(1)(B) of the Internal Revenue Code dated as of
              December 11, 2001 among The Profit Recovery Group
              International, Inc., Howard Schultz, Andrew Schultz, Andrew
              H. Schultz Irrevocable Trust and Leslie Schultz
              (incorporated by reference to Annex B to Registrant's proxy statement filed on December 11, 2001).
    4.1  --   Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Registrant's March 26, 1996 registration statement number 333-1086 on Form S-1).
    4.2  --   See Restated Articles of Incorporation and Bylaws of the
              Registrant, filed as Exhibits 4.2 and 4.3, respectively, to
              Registrant's Form 8-A/A filed August 9, 2000.
   23.1  --   Consent of KPMG LLP.
   23.2  --   Consent of ERNST & YOUNG Audit.

---------------

+ In accordance with Item 601(b)(2) of Regulation S-K, the schedules have been omitted. There is a list of schedules at the end of the Exhibit, briefly describing them. The Registrant will furnish supplementally a copy of any omitted schedule to the Commission upon request.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          THE PROFIT RECOVERY GROUP
                                          INTERNATIONAL, INC.

December 17, 2001                         By:   /s/ DONALD E. ELLIS, JR.
                                            ------------------------------------
                                                    Donald E. Ellis, Jr.
                                            Executive Vice President -- Finance,
                                              Chief
                                              Financial Officer and Treasurer
                                              (Principal Financial Officer)

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (IN THOUSANDS)

                                                              ADDITIONS           DEDUCTIONS
                                                       ------------------------   -----------
                                          BALANCE AT   CHARGE TO                  CREDITED TO   BALANCE AT
                                          BEGINNING    COSTS AND                   ACCOUNTS       END OF
DESCRIPTION                                OF YEAR     EXPENSES    ACQUISITIONS   RECEIVABLE       YEAR
-----------                               ----------   ---------   ------------   -----------   ----------
2000
Allowance for doubtful accounts
  receivable............................    $  794      $2,150        $   --        $  (162)      $2,782
Deferred tax valuation allowance........    $1,250      $  294        $   --        $    --       $1,544
1999
Allowance for doubtful accounts
  receivable............................    $1,477      $  346        $   --        $(1,029)      $  794
Deferred tax valuation allowance........    $  720      $  530        $   --        $    --       $1,250
1998
Allowance for doubtful accounts
  receivable............................    $   --      $   --        $1,706        $  (229)      $1,477
Deferred tax valuation allowance........    $   --      $  720        $   --        $    --       $  720